UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number ______

MIZATI LUXURY ALLOY WHEELS, INC.
 (Exact Name of Small Business Issuer in its charter)

California	95-4841349
(State of Incorporation)	(IRS Employer ID No.)

19929 Harrison Avenue,
Walnut, CA 91789
 (Address of Registrant's Principal Executive Offices) (Zip Code)

c/o Hazel Chu
19929 Harrison Avenue,
Walnut, CA 91789

Telephone: 909-839-5118
Facsimile: 909-839-5119

(Name, Address and Telephone Issuer's telephone number)

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered
Common Stock $0.0001 Par Value	NASDAQ OTC BB

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
NonNon-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Table of Contents

The cross-reference table below identifies where the items required by Form 10 can be found in the statement.

Item No.	Item Caption	Location in Form 10

1	Description of Business	page 3
1A	Risk Factors	page 7
2	Management Discussion, and Analysis	page 7
3	Description of Property	page 13
4	Security Ownership of Certain Beneficial Owners and Management	page 13
5	Directors, Executive Officers, Promoters, and Control Persons	page 13
6	Executive Compensation	page 14
7	Certain Relationships and Related Transactions	page 15
8	Legal Proceedings	page 15
9	Market for Common Equity and Related Stockholder Matters	page 16
10	Recent Sale of Unregistered Securities	page 17
11	Description of Securities	page 18
12	Indemnification of Officers and Directors	page 18
13	Financial Statements	page 18
	Report of Registered Independent Auditors	F-2
	Notes to Consolidated Financial Statements	F-9
14	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	page 19
Exhibits

ITEM 1.  DESCRIPTION OF BUSINESS.

(a) Business Development

Mizati Luxury Alloy Wheels, Inc. (“Mizati”, “we”, “us”, “our”, the "Company" or the "Registrant") was incorporated in the State of California in January 2001. We are a designer, importer, and wholesaler of custom alloy wheels for cars, SUV’s and light pickups.

(b) Business of Issuer

The Company operates in the wheels, tires, and suspension segment of the specialty automotive equipment market.  The Company’s mission is to become a well-known brand to provide wheels, rims, and automotive accessories in the United States within the next three to five years, while also penetrating into international markets.  Mizati works with four factories out of China that supply all of the raw materials as well as the finished product.  These factories are Nanjing Huashun Co. Ltd, Jiangsu Kaite Auto Parts Co. Ltd, Max Fung Trading Co., and Jiangsu Dare World Light Alloy Co. Ltd.

To achieve our mission, we have been consistently involved in discussions with several reputable wheel manufacturers in China, and have received initial commitment from one of the largest manufacturers to be our R&D and production affiliate starting 2010.  With the setup for stable OEM/ODM supplies, we will then be well networked with China, the Pacific Rim and Europe in design trends as well as enhanced production capacity.

In order to fund these plans, we are searching new investors through various channels, and will consider private placements or public offerings.  In the past two years, management has identified potential merger and acquisition targets or joint venture partners from our customers, potential suppliers and other parties located in the United States and China in the size of total revenue between $10 and $20 million, who are willing to participate as a public company and develop more business with group efforts.  However, our current obstacle of the shortage in available capital has been deferring these plans.  In addition to items discussed in the “Liquidity and Capital Resources” section in Item 2. Management Discussion and Analysis of this filing, management will also consider taking OEM orders from global automotive manufacturers to support the Company’s capital needs before the above expansion plans could be realized.

The Specialty Equipment market is best defined by what it allows consumers to do—to customize and personalize their vehicles with custom parts and accessories.  Not to be confused with the automotive aftermarket which encompasses repair and replacement parts, automotive specialty-equipment products are purchased out of choice rather than necessity.  According to a Specialty Equipment Marketing Association (SEMA) study, the wheels, tires, and suspension segment of this market has grown at annual rate of approximately 8% over the last decade with annual sales of $9.2 billion in 2007.  In 2007, this segment composed 24% of the Specialty Equipment Market.  The custom wheel market is generally divided into five product categories; aluminum wheels, composite wheels, modular wheels, steel wheels and custom wheel accessories.  Information regarding the source can be found in the report titled, “2007 SEMA Market Study” by Jim Spoonhower.  This is available to SEMA members only on the sema website, www.sema.org.

For the year ended December 31, 2008 we generated revenues of approximately $2.43 million, which comprises approximately 100% of wheels and wheel caps, and had a net loss of $1.22 million.  The revenue and net loss for the year ended December 31, 2007 was $4.35 million and $996,044, respectively.

However, our auditor has raises substantial doubt about our ability to continue as a going concern.  Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  The Company had accumulated deficit of $2,532,910 and $1,309,077 as of December 31, 2008 and 2007, including net losses of $1,223,833 and $996,044 for the years then ended.  In addition, current liabilities exceeded current assets by $1,734,756 and $440,988 at December 31, 2008 and December 31, 2007, respectively.  These factors indicate that the Company may not be able to continue its business in the future.  The Company finances its operations by short term and long term bank borrowings with more reliance on the use of short-term borrowings as the corresponding borrowing costs are lower compared to long-term borrowings.  There can be no assurance that such borrowings will be available to the company in the future. For more details, please refer to Note 2 “Going Concern” in our financial statements for the year ended December 31, 2008 herewith.

The wheel industry was historically founded on the basis of racing and performance products and was originally driven by street racing and hot rods.  Over time, the industry has shifted away from performance attributes and instead become more of an urban style-driven market and a discrete off-road market.

The Company’s products are targeted at four discrete categories of purchaser:

➢
Light trucks: The light-truck market is that part of the industry that produces and sells the parts that change the appearance, performance and/or handling of light-trucks (pickups, vans, and sport utility vehicles). This niche is the largest of all in this segment.

➢	Street performance: The street performance market is focused on high performance modern cars such as the Ford Mustang ™ and the Chevrolet Corvette ™.
➢	Restyling: The restyling market involves the aftermarket addition of products, such as wheels, to new vehicles.
➢	The “off road” market which is comprised of sport utility vehicles and larger off road trucks.

Target Market

The urban lifestyles market is generally comprised of enthusiasts who are trend-conscious and place a heavy emphasis on style.  This market can be impulse-buy oriented and its purchase decisions are influenced by radio, television programs, and popular publications.  In addition to this particular market, we also cater to car enthusiasts.  The general demographic of this market are males ranging from ages 18-35 and is all encompassing in terms of ethnic backgrounds.  We have noted a recent shift trending towards a greater number of purchases by females.

Products

We have three lines of wheel products for cars, trucks, and sport utility vehicles.  The lines are identified as the Mizati, Hero, and Zati product lines.

The Zati line is comprised of six products – the Fix, Blast Furious, Drift, Piper, Strength and Galan. The Hero line is comprised of ten products which are the Rebel, Rogue, Ronin, Saint, Sage, Savant, Salient, Seer, Maestro and Amore.  The Mizati line is comprised of fifteen  products which are the Ace, Apollo, Double D, Klick, Lotus, Face Off, Fusion, Manza, I Candy, Illuminati, Stix, X ta C, Toro, Grand and Grande.

Currently, the Company’s product pipeline is composed of one-piece alloy wheels ranging from 18” to 26” in diameter of various widths.  One-piece cast wheels are manufactured using a simple and rapid production process where the rim and the center is molded as one integral unit thereby eliminating the costs associated with an outside supplier of outer rims and reduced assembly and handling costs.

The majority of our wheels are chrome, but we do carry certain styles in black or silver.  In the wheel industry, sizing tends to dictate pricing.  For example, the larger the wheel, the greater the price, and the higher the profit margin.  Our wheels range anywhere from $120 for an 18” to $425 for a 26”.  However, we do provide volume discounts for bulk shipments to our distributors.

We continually assess industry trends, the marketplace and product positioning. The Company is committed to adding selected new product lines in order to build its customer loyalty into a broader based business. Mizati currently has three different product lines: Mizati, Hero, and Zati.  By manufacturing three separate lines, Mizati has improved its ability to retain larger accounts by offering exclusivity of a particular line to selected distributors.

As we develop new designs for 2009, we will focus on differentiating the product lines.  Mizati will be our high end line with designs in one piece molds, as well as off-road designs.  We will also develop a smaller line to include 17” wheels.  Hero will be all chrome, one-piece wheels whose styles reflect current trends in the industry.  Zati line will be composed mainly of painted wheels which allow consumers to color match wheels to their vehicle.

Sales Cycle

Our sales tend to be seasonal in nature based on a nine month sales cycle.  Industry sales usually ramp up in February and begin to slow down in October.  This is due in large part to the annual SEMA show in November where distributors are eager to see and place orders for next year’s lines.  In addition, increment weather in late fall and winter reduces demand for aftermarket wheels.  The introduction of new products coincides with the industry wide “nine month sales cycle”.

Distribution

We distribute our products through wheel and tire distributors both nationwide and internationally.  Through our distribution network, products are available for retail purchase at wheel stores as well as some of the major tire stores including Firestone, America’s Tire, Les Schwab Tire Center and Discount Tires.  Geographically, the largest markets for our products are Southern California, Texas and Florida.  Our five largest distributors are spread over the following regions: Texas, North Carolina, California, and Mexico.  We have established distribution of our products in several regions of the United States.

We currently have 307 distributors that sell our products.   Our top five distributors based on total sales for 2008 are ETI: $374,720, Rent A Wheel: $232,611, Southern Wheel Distributors: $151,612, Performance Wheel Styles: $122,558, and Mobile Entertainment: $119,892.  As a total percentage of 2008 sales, these top five distributors composed the following, respectively: 15.3%, 9.5%, 6.2%, 5.0%, and 4.9%.  Our top five distributors based on total sales for 2007 are ETI: $657,562, Avante: $496,928, Southern Wheel Distributors: $332,161, Rent A Wheel: $240,854, and Savas Wholesale Inc: $235,506.  As a total percentage of 2007 sales, these top five distributors composed the following, respectively: 15%, 11.4%, 7.6%, 5.5%, and 5.4%.  As we expand our outside sales force nationwide over the next couple years, we expect be able to penetrate into new markets.  To accomplish these goals, we will place a trendy solution of interactive digital signage network to the showcases of our products in our strategic retail and/or resellers’ locations.  In addition to our continuous effort in expanding conventional sales force, we intend to utilize digital signage technology for the out-of-home narrowcast network for more effective POP promotion of our product lines.  Phase 1 plan is to deploy 150 to 500 units of stand-alone LCD interactive media display, ranging from 15” to 20” which contains our product information.  Such deployment will be rolled out in a period of one year starting the third quarter of 2009.  A network type of large screen display will be added to the system in year 2010.  Total cost is estimated at $750,000 to $1,000,000.  The next phase or in conjunction with Phase 1 had the Company had sufficient capital, we will promote our products with pro athletes, hip hop stars and other celebrities.

Our revenue base is diversified in that no distributor makes up the majority of our revenues.  It is spread relatively evenly across our total distributor base.  This revenue mix ensures that the loss of a key account would not adversely impact our total revenue.

Manufacturing

We work with four separate manufacturing facilities in China which are located in Jiang Su and the Nanjin provinces.  Our four manufacturing partners are Nanjing Huashun Co. Ltd, Jiangsu Kaite Auto Parts Co. Ltd, Max Fung Trading Co., and Jiangsu Dare World Light Alloy Co. Ltd.  This allows for redundancy in the event that one manufacturer is unable to timely manufacture our products.   Orders are generally delivered to our warehouse within 45 days of order placement.  New wheel designs can take up to 75 days for shipment due to the time it takes for mold design.

We do not face the risk of limited supply with our raw input materials, but are subject to fluctuations in the price of materials.  In the past we have been able to negotiate terms with our manufactures that allow us to lock in a set price for the year.  In order to lock in prices, we have historically made volume commitments to our manufacturing partners.  In late 2007, China signed a memorandum rescinding a raft of tax breaks and subsidies.  As a result of this, along with higher raw material prices, our manufacturing partners in China did not allow us to lock in prices for 2008.  Accordingly, our production costs are subject to market fluctuations.  These trends do not affect us exclusively, but rather the industry as a whole.  We have established strong relationships with all of our manufacturing partners and expect these partnerships to continue for the long term.

Trademark/Brand Recognition

Brand identity is the key to success in the wheel industry.  We are a young company that has worked hard to develop a strong brand name through the introduction of high quality products, a robust product pipeline, strategic marketing campaigns, and solid relationships with distributors.  As we launch new marketing initiatives in fiscal year 2008, we hope to enhance our brand awareness.  In early 2008, we have implemented a strategic marketing campaign including a media campaign with Dub Magazine ® and Lowrider Magazine ™.  These initiatives consist of a full one-page ad in both magazines each month for the entire calendar year.  Dub Magazine ® and Lowrider Magazine ™ are the premier industry publications addressing urban automotive lifestyles.  These magazines feature pro athletes, hip hop stars and other celebrities, and continue to be the pulse of the urban automotive market.

In April 2008, we sponsored with models and give-away promotional gifts to one of our distributors who had an exhibition booth in the Dub ® 2008 Custom Auto Show and Concert ™ National Tour in Los Angeles, California.  In 2007, the Dub ® Custom Auto Show and Concert ™ National Tour had a total of approximately 250,000 attendees.  In addition to the Dub ® 2008 Custom Auto Show and Concert ™ National Tour, we also participated in the annual Specialty Equipment Market Association (“SEMA”) show in November 2008, introducing our two new wheel designs.  The SEMA show, which averages 400,000 domestic and international buyers, attracts industry leaders from around the world to showcase their product.  In addition, in keeping with the urban demographic of our customers, we intend to sponsor an array of music, sports, and industry related events.

Competitive Landscape

The Specialty Automotive Equipment market is highly fragmented with small private companies.  Notable private competitors include Giovanna Wheels ™, Asanti Wheels ™, and Lexani Wheels ™.  Competition in this market revolves around price, quality, reliability, styling, product features, and warranty.  Pricing of competitors products tends to be slightly higher than ours.  At the dealer level, competition is based mainly on sales and marketing support programs, such as financing and cooperative advertising.  Giovanna Wheels ™, Asanti Wheels ™, and Lexani Wheels ™ possess stronger financial capabilities, deeper distribution channels, and strong brand awareness which in turn provide formidable competition for a young company the size of Mizati which does not possess similar financial resources..

Industry Regulations/Standards:

Industry guidelines and regulations are established through Congress and monitored by the National Highway Traffic Safety Administration (NHTSA) under the umbrella of the Department of Transportation (DOT).  In response to the Firestone/Ford sport utility vehicle tire recalls, Congress enacted the Transportation, Recall Enhancement, Accountability, and Documentation (TREAD) Act, on November 1, 2000. TREAD required the NHTSA to multiple rulemaking actions in a variety of areas including tire safety standards.  The DOT develops, promotes, and implements effective educational, engineering, and enforcement programs directed toward ending preventable tragedies and reducing safety-related economic costs associated with vehicle use and highway travel.  We are in compliance with DOT regulations regarding our wheels.

Governmental Operations

Our business is affected by numerous laws and regulations.  To ensure that our operations are conducted in full and substantial regulatory compliance, as part of our current internal procedures and policies, we verify and ensure that the manufacturing process of all our suppliers in China had obtained ISO 9000/9001 certification.  They had also passed the Quality Standard TS16949-2002 and Testing Standard USA SEA J2530 or Japan JWL (VIA).  Trade and product safety are governed by the DOT.  Upon placing orders with our manufacturing suppliers, we ensure that all our products are produced based on standards as set forth by the DOT of the U.S.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations, and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in the automotive industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Research and Development

We do not have a budget specifically allocated for research and development purposes. Our research costs are minimal.  We initiate design ideas in-house among our creative team, select what we believe are the best ones, and collaborate with our design team in China to create a final sketch.  Our design team there works closely with our manufacturing partners to create a sample product.  After we approve a physical sample design, we move forward with production.  Because our in-house design team fits the demographic profile of our customers, we feel we have been able to create innovative wheel designs that both reflect current trends and fashions while still appealing to our target consumer’s desire for individuality.

Employees

As of December 31, 2008 we had four full time employees and six 1099 contractors.   A 1099 independent contractor is a person or business who performs services for the Company who is not subject to our control, or right to control, the manner and means of performing the services.

Reports to security holders.

         (1) The Company is not required to deliver an annual report to security holders, and at this time does not anticipate the distribution of such a report.

         (2) The Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Exchange Act.

         (3) The public may read and copy any materials the Company files with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Item 1A: Risk Factors.

Not applicable because we are a smaller reporting company.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. Future filings with the Securities and Exchange Commission, or SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements.  Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere throughout this Report on Form 10.

Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law; we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Overview

Mizati Luxury Allow Wheels, Inc. was founded in calendar year 2001.  We are a designer, importer and wholesaler of custom luxury alloy wheels.  The Company operates in the $9.2 billion (according to the Specialty Equipment Manufacturers Association in 2007) wheels, tires, and suspension segment of the Specialty Automotive Equipment market.  The Company's products are currently sold through a national and international distribution network utilizing a variety of sales channels including the internet, automotive catalogs, and wheel and tire distributors.  We have diversified our product portfolio into three different wheel lines which allows us to offer exclusivity to certain distributors upon their request.

Organic sales have been the key driver of the company’s growth.  The Company’s organic growth strategy has been to target distributors and wheel retailers in an effort to establish a national distribution network.  Mizati’s mission is to be the premier brand and designated source for affordable luxury wheels in the United States within the next three to five years while also penetrating international markets.

Critical Accounting Policies

A summary of significant accounting policies is included in Note 3 to the audited financial statements for the year ended December 31, 2008. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our Company's operating results and financial condition.

Long Lived Assets

We account for the impairment and disposition of long-lived assets which consist primarily of intangible assets with finite lives and property and equipment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We periodically review the recoverability of the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable.  Recoverability of these assets is determined by comparing the forecasted future undiscounted net cash flows from operations to which the assets relate, based on our best estimates using the appropriate assumptions and projections at the time, to the carrying amount of the assets.  If the carrying value is determined not to be recoverable from future operating cashflows, the assets are deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the assets.  Based upon management’s assessment, there was no impairment as of December 31, 2008 and 2007.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations for the three months Ended March 31, 2009 as Compared to the three months Ended March 31, 2008:

We present the table below to show how the operating results have changed for the three months ended March 31, 2009 and 2008. Next to each period’s results of operations, we provide the relevant percentage of total revenues for comparing the relative change in revenues and expenses.

	For the three months ended March 31,
	2009		2008

Sales:	$253,271	100%	$943,316	100%
Cost of sales	181,235	72	716,358	76
Gross profit	72,036	28	226,958	24
Selling, general and administrative expenses
Salaries and wages	13,316	5	61,025	6
Professional services	136,961	54	57,657	6
Rent	91,253	36	66,530	7
Others	41,561	17	93,833	11
Total	283,091	112	279,045	30
Loss from operations	(211,055)	-83	(52,087)	-6
Net other expense	21,631	9	61,450	7
Net Loss	$(232,686)	-92	$(113,537)	- 13

Comparison of the three months Ended March 31, 2009 and 2008

Sales.    Sales decreased $690,045 or 73% to $253,271 in the three months ended March 31, 2009, compared to $943,316 for the three months ended March 31, 2008.  The decrease in sales is attributed to a sustained cyclical downturn in the economy.  Demand for aftermarket wheels has slowed as consumers’ purchasing power has weakened.

Gross Profit.     As a percentage of revenue, gross margin increased to 28% in the three months ended March 31, 2009 as compared to 24% during the three months ended March 31, of 2008.  The increase in gross margin was due primarily to a shift in our product mix to smaller sized wheels which carry lower cost. We expect gross margins to stay approximately the same for the year 2009 as the overall consumer demand shifts towards smaller, more fuel efficient cars.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses ("SG&A") consist principally of salaries and wages, professional services, rent expenses, and other general corporate activities.  As a percentage of sales, our SG&A increased to 112% for the three months ended March 31, 2009, compared to 30% for the same period in prior year.  The increase was primarily due to the following:

(1)
Increase in professional services expense by $79,304.  The increased professional fees are related to SEC filing purposes, such as accounting fees, legal service charges and the payments to services of investor relation.

(2)
Office building rental expense increased by $24,722.  Due to management’s previous expectation of increasing need for warehouse space, after the Company sold its facility located in Walnut, California in 2008, the Company leased an office and warehouse space located in Pomona, California with monthly rent at approximately $28,232, which commenced at the end of January of 2008.

The above increases were partially offset by a decrease of $47,709 in salaries and wages from $61,025 in the first quarter of 2008 to $13,316 in the first quarter of 2009, or a 78% decrease.  Such decrease was mainly due to reducing headcounts as a result of the declining sales.

Loss from Operations.    Loss from operations increased $158,968 or 105%, to $211,055 in three months ended March 31, 2009 compared to $52,087 for the same period in prior year.  As a percentage of sales, loss from operations increased to 83% for the three months ended March 31, 2009, as compared to 6% for the same period in prior year.  The increase in loss from operations was primarily due to the decrease in sales coupled with an increase in SG&A as discussed above.

Liquidity and Capital Resources

The following summarizes the key components of the Company's cash flows for the three months ended March 31,

	2009	2008

Net cash provided (used) in operating activities	$(104,563)	$125,583
Net cash provided by (used in) financing activities	(3,000)	67,788
Net increase (decrease) in cash	$(107,563)	$193,372

The Company’s net cash in operating activities was adversely impacted by the declined net loss from $113,537 in the three months ended March 31, 2008 to $232,686 in the three months ended March 31, 2009.  As a result, $104,563 net cash was used in operating activities during the first quarter of 2009 as compared to $125,583 net cash provided by operating activities during the first quarter of 2008.

Additionally, we had a working capital deficit of $1,657,684 as of March 31, 2009 compared to $1,734,756 as of December 31, 2008.  As we expand our distributor base, we believe that our cash requirements will increase. In order to sustain these needs, we entered into agreements to obtain external sources of liquidity.  In April 2007, the Company entered into a revolving credit agreement with East West Bank .  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest is payable monthly at 8.00% per annum until April 2008. Under the current market condition, the lender in fact had disregarded the effective net worth and current ratio requirements. On May 2008, the Company and the lender have agreed to modify the line of credit by extending the term of the loan to mature in April 2009 with extra payment of $100,000 upon execution of the loan amendment.  Total principal owed at March 31, 2009 was $275,019. In February 2008, the Company entered into a revolving credit agreement with a Bank of America.  The credit agreement provides for borrowings up to $92,500. The adjusted interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points. Total principal owed at March 31, 2009 was $92,000.  This credit line is not subject to covenants that may restrict the availability of the funds.

We may in the future borrow additional amounts under new credit facilities or enter into new or additional borrowing arrangements. We anticipate that any proceeds from such new or additional borrowing arrangements will be used for general corporate purposes, including launching marketing initiatives, purchase inventory, acquisitions, and for working capital.  The largest shareholder has orally pledged to provide financing to the company should it require additional funds.

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.

The Company may require additional funds and may seek to raise such funds though public and private financings or from other sources. There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive. The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business for a reasonable period of time. As of March 31, 2009, the conditions discussed above have created uncertainty about the Company's ability to continue as a going concern.

The Company, taking into account the available banking facilities, internal financial resource, and its largest shareholder’s pledge, believes it has sufficient working capital to meet its present obligation for at least the next twelve months. Management is taking actions to address the company's financial condition and deteriorating liquidity position.  These steps include adjusting the company’s product portfolio to cater to what management believes is a sustained shift in consumer demand for smaller, more fuel efficient vehicles.  Specifically, the company has facilitated new designs for smaller size wheels in the 17” range to fit smaller cars.  Management believes that by expanding into this market, it can capitalize on consumer demand and drive revenue growth.  In an effort to mitigate freight charges, Mizati is speaking to distributors in markets outside of California about the possibility of shipping products directly from the manufacturers to their warehouse.  This would reduce our freight charges on long distance shipping orders and allow the company to offer more competitive pricing.  Management believes that this can be a key driver of expansion into new markets and revenues.

Results of Operations for the Year Ended December 31, 2008 as Compared to the Year Ended December 31, 2007:

We present the table below to show how the operating results have changed for the years ended December 31, 2008 and 2007. Next to each year’s results of operations, we provide the relevant percentage of total revenues so that you can make comparisons about the relative change in revenues and expenses.

	For the years ended December 31,
	2008		2007

Sales:	$2,431,544	100%	$4,358,259	100%
Cost of sales	1,861,353	77	3,641,738	84
Gross profit	570,191	23	716,521	16
Selling, general and administrative expenses
Salaries and wages	152,429	6	429,453	10
Professional services	389,267	16	216,899	5
Rent	293,201	12	14,833	-
Loss on sale of building	198,221	8	-	-
Others	518,970	22	578,121	13
Total	1,552,088	64	1,239,306	28
Loss from operations	(981,897)	-40	(522,785)	-12
Net other expense	195,456	8	209,715	5
Loss from discontinued operations	-	-	263,544	6
Net Loss	$(1,223,833)	-50	$(996,044)	- 23

Comparison of Results of Operations for the years Ended December 31, 2008 and 2007

Sales.    Sales decreased $1,926,715 or 44% to $2.43 million in 2008, compared to $4.36 million for 2007.  The decrease in sales is attributed to a sustained cyclical downturn in the economy.  Demand for aftermarket wheels has slowed as consumers’ purchasing power has weakened.

Gross Profit.     As a percentage of revenue, gross margin increased to 23% in the year of 2008 as compared to 16% during the year of 2007.  The increase in gross margin was due primarily to a shift in our product mix to smaller sized wheels which carry lower cost. We expect gross margins to stay approximately the same for the next year as the overall consumer demand shifts towards smaller, more fuel efficient cars.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses ("SG&A") consist principally of salary and benefit costs for executive, sales and administrative personnel, depreciation and amortization, training and recruiting, professional services and other general corporate activities.  SG&A for the year ended December 31, 2008 increased $312,782, or 25%, to $1,552,088, as compared to $1,239,306 for the prior year.  As a percentage of sales, our SG&A increased to 64% for the year of 2008, compared to 28% for the year of 2007.  The increase in expense in 2008 was primarily due to the following:

(1)
Increase in professional services expense by $172,368.  The increased professional fees are related to SEC filing purposes, such as accounting fees, legal service charges and the payments to service of investor relation.

(2)
Office building rental expense increased by $278,368.  Due to management’s expectation of increasing need for warehouse space, after the Company sold its facility located in Walnut, California, the Company leased an office and warehouse space located in Pomona, California with monthly rent at approximately $28,232.

(3)
The Company incurred a loss on sale of building for $198,221.  In June and September 2008, the Company sold the two buildings and its corresponding land owned by the Company with net book value of $2,530,661 at a total price of $2,670,000, resulting in net proceeds of $2,370,156 after closing costs and incurred a loss of $198,221 on the sale.

The above increases were partially offset by a decrease of $277,024 in salaries and wages from $429,453 in 2007 to $152,429 in 2008, or a 65% decrease.  Such decrease was mainly due to reducing headcounts as a result of the declined sales in 2008.

Loss from Operations.    Loss from operations increased $459,112 or 88%, to $981,897 in 2008 compared to $522,785 for the prior year.  As a percentage of sales, loss from operations increased to 40% for the year ended December 31, 2008, as compared to 12% for the prior year. Loss from operations primarily increased due to the decrease in sales coupled with an increase in SG&A, as discussed above.

Loss from Discontinued Operations.  In November 2007, we closed the operations of our retail store, Wheel Lots, Inc., a retail operation focused on providing customers the ability to rent-to-own luxury alloy wheels.  Wheel Lots, Inc. began operations in July, 2007.  Expenses and operating losses from the discontinued business amounted to $263,544 and have been reflected as loss from discontinuing operations in the accompanying consolidated statement of operations for the year ending December 31, 2007.

Liquidity and Capital Resources

The following summarizes the key components of the Company's cash flows for the years ended December 31:

	2008	2007

Net cash used in operating activities	$(269,999)	$(539,486)

Net cash provided by (used in) investing activities	2,370,156	(127,538)

Net cash provided by (used in) financing activities	(1,997,193)	678,017
Net increase in cash	$102,964	$10,993

The Company’s total cash on hand increased $102,964 to $153,943 or 202% from $50,979. This increase can be directly attributed to an increase in cash flows from investing activities of $2,370,156, partially offset by net cash used in financing activities.  Our liquidity needs are primarily to fund working capital requirements in order to expand our facilities and network. Affected by the economy downturn, the Company started providing longer payment terms to customers in May 2008, resulting in increase in accounts receivable that contributed negative impact on operating cash flows in 2008.  Accounts receivable increased by $66,239 in 2008 as compared to a decrease of $141,322 in 2007.  The Company has strived to mitigate credit risks by obtaining accounts receivable insurance.  The expanded net loss from $996,044 in 2007 to $1,223,833 in 2008 also contributed to the negative cash flows in operating activities.  Accounts payable increased by $695,140 in 2008 as compared to $201,752 in 2007, which partially mitigated the negative factors in operating cash flows.  Due to the Company’s long-term relationships with the major suppliers, the Company was able to negotiate for extended payment terms during the economy downturn in 2008.

Increase in net cash provided by investing activities in 2008 was derived from selling the Company’s facilities in Walnut, California, including two buildings and land.  Increase in net cash used in financing activities was mainly from paying off the mortgages attached to the buildings and land sold.

We had a working capital deficit of $1,734,756 as of December 31, 2008 compared to $440,988 as of December 31, 2007.  As we expand our distributor base we believe that our cash requirements will increase. In order to sustain these needs, we entered into agreements to obtain external sources of liquidity.  In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest is payable monthly at 8.00% per annum until April 2008. Under the current market condition, the lender in fact had disregarded the effective net worth and current ratio requirements. On May 2008, the Company and the lender have agreed to modify the line of credit by extending the term of the loan to mature in April 2009 with extra payment of $100,000 upon execution of the loan amendment.  Total principal owed at December 31, 2008 was $278,019. In February 2008, the Company entered into a revolving credit agreement with a Bank of America.  The credit agreement provides for borrowings up to $92,500. The adjusted interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points. Total principal owed at December 31, 2008 was $92,000.  This credit line is not subject to covenants that may restrict the availability of the funds.

We may in the future borrow additional amounts under new credit facilities or enter into new or additional borrowing arrangements. We anticipate that any proceeds from such new or additional borrowing arrangements will be used for general corporate purposes, including launching marketing initiatives, purchase inventory, acquisitions, and for working capital.  The largest shareholder has orally pledged to provide financing to the company should it require additional funds.

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.

The Company may require additional funds and may seek to raise such funds though public and private financings or from other sources. There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive. The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business for a reasonable period of time. As of December 31, 2008, the conditions discussed above have created uncertainty about the Company's ability to continue as a going concern.

The Company, taking into account the available banking facilities, internal financial resource, and its largest shareholder’s pledge, believes it has sufficient working capital to meet its present obligation for at least the next twelve months. Management is taking actions to address the company's financial condition and deteriorating liquidity position.  These steps include adjusting the company’s product portfolio to cater to what management believes is a sustained shift in consumer demand for smaller, more fuel efficient vehicles.  Specifically, the company plans to develop a smaller sized wheel in the 17” range to fit smaller cars.  Management believes that by expanding into this market it can capitalize on consumer demand and drive revenue growth.  In an effort to mitigate freight charges, Mizati is speaking to distributors in markets outside of California about the possibility of shipping products directly from the manufacturers to their warehouse.  This would reduce our freight charges on long distance shipping orders and allow the company to offer more competitive pricing.  Management believes that this can be a key driver of expansion into new markets and revenues.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Material Commitments

In January 2008, we entered into a lease contract with Mission BP, LLC, under which we will lease approximately 33,400 square feet of office and warehouse space located in Pomona, California.   The lease contract provided a term of 60 months, commencing in March 2008 and ending February 2013.  Rental obligations will be payable on a monthly basis.  In March, 2009, the Company terminated the lease and entered into settlement with Mission BP, LLC as stated in Note 18.

Immediately after terminating the lease with Mission BP, LLC, in March 2009, the Company assumed a three-month sublease from Zonet USA Corporation for 8,460 square feet of office and warehouse space located in Walnut, California.  The sublease contract commenced in April 2009 and will end in June 2009.  As required and in conjunction with the sublease, the Company entered into a lease agreement with Bayport Harrison Associates, LP for the same location commencing July 2009 and ending September 2012.  Such change corresponds to the Company’s cash flow management strategy, which will better preserve spending in operating expenses and increase available capital in inventory purchase, marketing, and other revenue-generating activities.

Future minimum lease payments due subsequent to March 31, 2009 under all non-cancelable operating leases for the next five years are as follows:

As of March 31,	Amount
2010	$45,518
2011	72,082
2012	73,941
2013	33,840
2014	-
Thereafter	-

Total minimum lease payments	$225,381

Purchase of Significant Equipment

We do not intend to purchase any significant equipment during the next twelve (12) months.

ITEM 3. DESCRIPTION OF PROPERTY.

We maintain our current principal office at 19929 Harrison Ave., Walnut, CA 91789. Our telephone number at this office is (909) 839-5118. Our current space consists of approximately 8,460 square feet of office and warehouse space that is leased by the Company.  Prior to relocating to the current address in March 2009, our principal office was located at Pomona, California.

Before moving to our previous office location in Pomona, California, the Company owned a facility in Walnut, California including land and two buildings which were elected to be held for sale in early 2008.  In February 2008, the Company relocated its principal office from Walnut, California to Pomona, California.  As such, the Company has reflected these amounts as land and buildings held for sale in the accompanying consolidated balance sheet at December 31, 2007.

The land and buildings had been classified in the 2007 financial statements as current assets as the Company expected to sell the property in 2008.  In June and September 2008, the Company sold the two buildings and its corresponding land with net book value of $2,530,661 for $2,670,000 (resulting in net proceeds of $2,370,156 after closing costs) and incurred a loss of $198,221 on the sale.  The Company used the proceeds received from the sale of land and property to extinguish the related mortgage notes payable (see Note 12).

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a)	Security ownership of certain beneficial owners.

The following table sets forth, as of June 4, 2009, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

Name and Address	Shares of Common Stock		Percentage of Class (5)

Hazel Chu (1)	51,424,450	(2)	59.587%
19929 Harrison Avenue
Walnut, CA 91789

Quynh Phan (3)	1,930,357	(4)	2.237%
19929 Harrison Avenue
Walnut, CA 91789

Hsun-Ching Chuang	10,000,000		11.587%
3F No. 15 Lane 102
SEC 2 Mingde Road
Tucheng City, Taipei

(1)	Hazel Chu is the President and Director of the Company.
(2)	Includes all shares with respect to which Ms. Chu has the right to acquire beneficial ownership.
(3)	Quynh Phan is the Secretary of the Company.
(4)	Includes all shares with respect to which Ms. Phan has the right to acquire beneficial ownership.
(5)	Based on 86,302,000 shares of common stock outstanding as of June 4, 2009.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

(a)  Identification of Directors and Executive Officers.

Our officers and sole director are as follows:

Name	Age	Position

Hazel Chu	46	Founder, President, Chief Executive Officer and Chief Financial Officer

Quynh Phan	41	Secretary

Ms. Hazel Chu is the Company’s Founder, President, Chief Executive Officer and Chief Financial Officer.  Prior to founding the Company in 2001, Hazel gained managerial experience working for an importer and wholesaler of automotive goods.  Ms. Chu received a degree in Accounting from California State University, Los Angeles. Ms. Chu has served on the Company’s board of directors since January, 2001.

Quynh Phan serves as Mizati’s corporate secretary.  She has worked as a systems analyst for over fifteen years in both the private and public sectors, including the Company, the City of Los Angeles, and other private entities.  Ms. Phan has played a fundamental role in creating the network and communication structure for the Company since she joined the Company in 2001.  She has implemented an efficient logistics system that allows our sales department to place orders with our manufacturing partners in China with minimal lag time, and established our inventory management system.  She also has been working for City of Los Angeles for the past 5 years in the capacity of “senior system analyst”.  Her job function mainly included to deal to new software understanding, to support certain department with software issues, and to support certain hardware co-ordination. She has a computer science degree from Cal State University in Los Angeles, California.

(b)  Significant Employees.  None.

(c)  Family Relationships. None.

(d)  Involvement in Certain Legal Proceedings. There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

(d) The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate.  The Company intends to continue to search for a qualified individual for hire.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hazel Chu,	2008	$34,615						34,615
President, CEO and CFO (1)	2007	$155,538	-		-	-	-	155.538

Quynh Phan,	2008	-						0
Secretary	2007	-	-		-	-	-	0

(1)	Refer to Employment Contract as described below.

Currently, Mizati does not have a qualified retirement plan in place.  The Company will eventually implement a 401(k) plan for eligible employees.

Compensation of Directors

The members of the board of directors do not receive any compensation for being members of the board of directors.

Employment Contract

Since March 1, 2006, Hazel Chu, our Chief Executive Officer of Miazti has had an oral employment contract with the Company for a salary of up to $240,000 per year. Based on the financial condition of the Company, Ms. Chu agrees to receive smaller portion of the salary; therefore, Ms. Chu was paid $34,615 in 2008 and $155,538 in 2007.  Ms. Chu will continue to adjust her annual salary based on the Company’s operation results without harming its cash flows.

We do not have employment contract with Ms. Quynh Phan.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since March 1, 2006, Hazel Chu, our Chief Executive Officer of Mizati has had an oral employment contract with the Company which provided for a salary of up to $240,000 per year. Based on the financial condition of the Company, Ms. Chu agrees to receive smaller portion of the salary; therefore, Ms. Chu was paid $34,615 in 2008 and $155,538 in 2007.  Ms. Chu will continue to adjust her annual salary based on the Company’s operation results without harming its cash flows.

On January 13, 2006, January 18, 2006, and January 18, 2008, the Company’s President and Chief Executive Officer loaned the Company $300,000, $123,300, $60,000, respectively, in exchange for promissory notes for a period of ten (10) years, bearing interest at various floating interest rates from 0% to 10% per annum.  The Company recorded interest expense of $15,627 on these notes for the year ended December 31, 2008.  The Company recorded an imputed interest expense of $25,260 for the year ended December 31, 2007 through additional paid-in capital for financial statement purposes based on the Company’s average cost of capital of 7.5%.  The Company was able to repay partial of the loan balances when it possessed more capital on hand, and to borrow up to the same amount again for operating capital.  No repayment was made by the Company, whereas the amount borrowed was $60,000 and $173,300 for the years ended December 31, 2008 and 2007, respectively.  The total unpaid principal balance was $482,601 and $423,300 as of December 31, 2008 and 2007, respectively.

In May 2001, the Company entered into a loan agreement with Autolace, Inc., a business owned by the Company’s current President and Chief Executive Officer.  The notes were for a period of 90 months, due in 2009, unsecured, and with interest payable monthly at approximately 10.00% per annum.  The Company was able to repay partial of the loan balances when it possessed more capital on hand, and to borrow up to the same amount again for operating capital.  Repayments made by the Company were $134,000 and $78,000, whereas the amount borrowed was $0 and $211,000 in 2008 and 2007, respectively.  The total unpaid principal balance as of December 31, 2007 was $134,000.  The notes were paid off during the fourth quarter of 2008.

On July 09, 2008, 24,847,380 shares (or 2,525 shares prior to the reverse stock-split on June 30, 2008) were issued to Ms. Chu at $0.000004 per share (or $0.04 per share prior to the reverse stock-split on June 30, 2008), which was fair market value on that day.  These shares were issued to compensate Ms. Chu for her services provided to the Company.

ITEM 8. LEGAL PROCEEDINGS.

On February 2, 2009, Spanish Broadcasting System Inc. aka Spanish Broadcasting Systems, Inc. dba KXOL adba KXOL Latino 96.3 FM (the “Plaintiff”), filed a complaint against the Company in the Los Angeles County Superior Court, Beverley Hills Courthouse for reasonable value, account stated, and open book account, seeking damages of $12,200, with interest thereon at the rate of ten percent (10%) per annum from October 28, 2007.  The Company disputes Plaintiff’s entitlement to amounts claimed and has instructed the Company’s legal counsel to contest the action, while pursuing opportunities for reasonable settlement.  The Company has moved to transfer venue of the action to the Pomona North Courthouse of the Los Angeles County Superior Court, to be heard June 23, 2009.  Management has assessed a possibility of unfavorable judgment in an amount less than sought in the action, based on billing errors by Plaintiff.

On February 18, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint against the Company in the Los Angeles County Superior Court, Pomona Courthouse for unlawful detainer, for base rent of $25,725.70, additional rent of $4,027.14, holdover damages of $991.76 per day, and for attorneys’ fees and costs.  The Company disputed Plaintiff’s right to unlawful detainer on the grounds that it had billed for and collected additional rent in violation of the terms of the lease.  The case went to trial on March 25, 2009, at which time the Company entered into settlement with Plaintiff as follows:

1.	The Company stipulated to restitution of the premises to Plaintiff on or before April 3, 2009.
2.
The Company agreed to waive any rights to its security deposit of $56,463.70, and Plaintiff agreed to apply such security deposit to unpaid rent and holdover damages incurred by Plaintiff in the action.

3.	The parties agreed that the settlement was without prejudice to other claims either party may have relating to the tenancy.

The settlement was a favorable resolution for the Company as it allowed it to apply its security deposit to rent due, and to relocate and replace an above-market lease with a substantially more economical lease.

On February 20, 2009, Dare Wheel Manufacturing Co., Ltd. (the “Plaintiff”), one of the Company’s major vendors in China, filed a complaint against the Company in the Los Angeles County Superior Court, Pomona Courthouse for open book account, account stated, and goods, wares and merchandise, seeking damages of $716,900, with interest thereon at the rate of ten percent (10%) per annum from March 10, 2008.  The Company disputes Plaintiff’s entitlement to amounts claimed and has instructed the Company’s legal counsel to contest the action, while pursuing opportunities for reasonable settlement.  The Company filed an answer on March 19, 2009, asserting the following affirmative defenses:

1.	Plaintiff’s complaint fails to state a cause of action.
2.	Plaintiff is not qualified to do business in California.
3.	Plaintiff is not the real party in interest.
4.	Plaintiff lacks standing to prosecute this action.
5.	Plaintiff’s claims are barred by the applicable statutes of limitation.
6.	Plaintiff’s claims are barred by the doctrine of waiver.
7.	Plaintiff’s claims are barred by the doctrine of estoppel.
8.	The court lacks subject matter jurisdiction.
9.	Plaintiff’s exclusive remedy is arbitration before the China International Economic and Trade Arbitration Commission in accordance with the provisions of said Commission.
10.	Plaintiff delivered nonconforming goods.
11.	Plaintiff failed to mitigate its damages.
12.	Defendant has suffered damages by reason of Plaintiff’s conduct, which it entitled to offset against damages claimed by Plaintiff in this action.

The Company believes it has a complete defense to this claim based on affirmative defense number 9.  Our legal counsel will be moving to dismiss or for summary judgment based on such defense.

Other than stated above, there are no material pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

ITEM 9. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Information.  The Company's Common Stock is not trading on any stock exchange; however, the Company’s stock has quoted on “pinksheets” under symbol “MZTA.PK” since March 23, 2007.  The Company’s Common Stock was not traded until September 2008 and is thinly traded since September 2008. The quarterly high and low prices for the Company’s Common Stock on pinksheets.com are set forth as follows

MZTA.PK
Quarter	High	Low

Q3 2008	0.10	0.01
Q4 2008	0.02	0.01
Q1 2009	0.03	0.01

The prices above reflect inter-dealer prices, without retail mark up, mark down, or commission and may not necessarily represent actual transactions.

(b) Holders.  As of June 4, 2009, we had 49 shareholders of common stock per transfer agent’s confirmation.

(c) Dividends. The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant's business.

(d) Equity Compensation Plan Information.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights. (a)	Weighted Average exercise price of outstanding options, warrants and rights. (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Equity Compensation Plans Approved by Security Holders	0	N/A	4,000,000 Common Stock Options and 4,000,000 shares of Common Stock reserved thereunder.

Equity Compensation Plans not approved by Security Holders	0	N/A	0

The Company has adopted a 2008 Stock Option Plan and reserved 4,000,000 shares for issuance thereunder.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

886 founders’ shares were issued to company President and CEO, Hazel Chu, on January 29, 2001 at $0.001 per share.  On July 09, 2008, an additional 24,847,380 shares (or 2,525 shares prior to the reverse stock-split on June 30, 2008) were issued to Ms. Chu at $0.000004 per share (or $0.04 per share prior to the reverse stock-split on June 30, 2008), which was fair market value on that day.  These shares were issued to compensate Ms. Chu for her services provided to the Company.

On March 14, 2006, Mizati Luxury Alloy Wheels, Inc. effected a limited private offering of securities to seven purchasers.  The Company sold 519,089 shares of Common Stock to those purchasers at a purchase price of $.20324 per share for a total of $105,500.  Additionally, on March 14, 2006, Mizati Luxury Alloy Wheels, Inc. issued 159,909 shares of Common Stock at $0.20324 per share for an aggregate amount of $32,500 to nine individuals, in exchange for full recourse promissory notes.  Each loan has an interest rate of 8% per annum and a three year pay-off period.

In December 2007, the Company issued 492,027 shares of common stock to a consultant, Aware Capital Consultants, for consulting agreement entered into December 2007.  These services include prospecting for future financing, viral marketing, and networking. All shares were valued at $.20324 per share, the selling price of the Company’s common stock in the most recent private placement.  The aggregate value of the shares was $100,000 and charged to professional expenses when the shares were issued.

In July 2008, the Company issued 35,150,433 common shares (or 3,572 common shares prior to the stock split on July 24, 2008) at $0.000004 per share (or $0.039 per share prior to the stock split on July 24, 2008) to thirteen original shareholders for professional and administrative services previously provided to the Company, including 24,847,380 common shares to our President and CEO Hazel Chu for $99.39.

In October 2008, the Company issued 1,920,000 common shares at $0.02 per share, or a total value of $38,400 as the initial payment of a $60,000 service fee to compensate a vendor for designing new lines of wheels.

In February 2009, the Company issued 1,080,000 common shares at $0.02 per share, or a total value of $21,600 as the final payment of a $60,000 service fee to compensate a vendor for designing new lines of wheels.

In February 2009, the Company issued 16,800,000 common shares at $0.02 per share, or a total value of $336,000.  Among these issuances, 3,000,000 shares or $60,000 were issued as service fee to compensate two individuals for designing new lines of wheels; 3,800,000 shares or $76,000 were issued to an individual consultant as service fee for searching new investors for the Company; 5,000,000 shares or $100,000 were issued to Max Fung Trading Co., Ltd. on behalf of the President and CEO of the Company for paying off a debt owed by her to Max Fung Trading Co., Ltd.; and 5,000,000 shares were issued for investor relations services for the period from March, 2009 to May, 2009.

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

ITEM 11. DESCRIPTION OF SECURITIES.

(a) Common and Preferred Stock

The Company is authorized by its Articles of Incorporation to issue an aggregate of 205,000,000 shares of capital stock, of which 200,000,000 are shares of common stock, par value $0.0001 per share (the "Common Stock") and 5,000,000 are  shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of June 4, 2009, 86,302,000 shares of Common Stock and zero shares of Preferred Stock were issued and outstanding, respectively.

(1) Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes.  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

(2) Preferred Stock

Our Articles of Incorporation authorizes the issuance of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors.  Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 317 of the California Corporations Code provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's articles of incorporation, bylaws, agreement, and a vote of shareholders or disinterested directors or otherwise.

The California Corporations code permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	Any breach of the director's duty of loyalty to the corporation or its shareholders;
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	Payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	Any transaction from which the director derived an improper personal benefit.

Our bylaws provide for the maximum indemnification of our officers and directors permitted under California law.

ITEM 13. Financial Statements (see index to financial statements)

MIZATI LUXURY ALLOY WHEELS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Mizati Luxury Alloy Wheels, Inc.:

We have audited the accompanying consolidated balance sheet of Mizati Luxury Alloy Wheels, Inc. (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mizati Luxury Alloy Wheels, Inc. as of December 31, 2008 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As described in Note 2 of the consolidated financial statements, the Company has incurred recurring losses and has a stockholders’ deficit at December 31, 2008.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan in regard to these matters is also described in Note 2 to the consolidated financial statements.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KCCW Accountancy Corp.

Diamond Bar, California
March 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Mizati Luxury Alloy Wheels, Inc.

We have audited the accompanying consolidated balance sheet of Mizati Luxury Alloy Wheels, Inc. (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mizati Luxury Alloy Wheels, Inc. as of December 31, 2007 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 of the consolidated financial statements, the Company has incurred recurring losses and has a stockholders’ deficit at December 31, 2007.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan in regard to these matters is also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weinberg & Company, P.A.

Los Angeles, California
May 27, 2008

MIZATI LUXURY ALLOY WHEELS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS

Current Assets
Cash and cash equivalents	$153,943	$50,979
Accounts receivable, net of allowance for doubtful accounts of $44,335 and $20,494	116,945	74,546
Prepaid and other current assets	2,001	53,324
Refundable income taxes	-	53,891
Inventories	539,060	592,295
Land and buildings held for sale	-	2,537,716
Total current assets	811,949	3,362,751

Property and Equipment, net	18,030	27,566
Intangible Assets, net	4,211	4,599
Other Assets	56,673	4,227

TOTAL ASSETS	$890,863	$3,399,143

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$1,639,951	$944,811
Accrued expenses	46,024	25,649
Lines of Credit	460,019	373,123
Net liabilities from discontinued operations	-	50,000
Notes payable	400,711	209,985
Mortgage payable on land and buildings held for sale	-	2,200,171
Total current liabilities	2,546,705	3,803,739

Long-Term Liabilities
Advances from related party	482,601	557,245
Other liabilities	8,687	-
Total long-term liabilities	491,288	557,245

Total Liabilities	3,037,993	4,360,984

Stockholders' Deficit
Preferred stock; $0.0001 par value, 5,000,000 shares authorized and 0 share issued and outstanding	-	-
Common stock; $0.0001 par value, 200,000,000 shares authorized, 68,422,000 and 39,055,570 shares issued and outstanding	6,842	3,905
Additional paid-in capital	411,438	375,831
Subscription receivable	(32,500)	(32,500)
Accumulated deficit	(2,532,910)	(1,309,077)

Total Stockholders' Deficit	(2,147,130)	(961,841)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$890,863	$3,399,143

The accompanying notes are an integral part of these consolidated financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended
	December 31,	December 31,
	2008	2007

NET SALES	$2,431,544	$4,358,259

COST OF GOODS SOLD	1,861,353	3,641,738
GROSS PROFIT	570,191	716,521

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Loss on sale of land and building held for sale	198,221	-
Other selling, general and administrative expenses	1,353,867	1,239,306
Total Selling, General and Administrative Expenses	1,552,088	1,239,306

LOSS FROM OPERATIONS	(981,897)	(522,785)

OTHER INCOME (EXPENSES)
Other income	4,101	-
Other expense	(46,480)	-
Interest expense, net	(199,557)	(209,715)
Total Other Expenses	(241,936)	(209,715)

LOSS FROM CONTINUING OPERATIONS	(1,223,833)	(732,500)

LOSS FROM DISCONTINUED OPERATIONS	-	(263,544)

NET LOSS	$(1,223,833)	$(996,044)

Net loss per common share from continuing operations - basic and diluted	$(0.02)	$(0.02)
Net loss per common share from discontinued operations - basic and diluted	-	(0.01)
Net loss per common share - basic and diluted	$(0.02)	$(0.03)

Weighted average number of common shares outstanding - basic and diluted	53,440,735	38,563,470

The accompanying notes are an integral part of these consolidated financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

	Common Stock		Additional			Total
	Number		Paid-In	Subscription	Accumulated	Stockholders'
	Of Shares	Amount	Capital	Receivable	Deficit	Deficit

Balance, January 1, 2007	38,563,470	$3,856	$250,620	$(32,500)	$(313,033)	$(91,057)

Imputed interest on advance from shareholder	-	-	25,260	-	-	25,260

Common shares issued for services rendered	492,100	49	99,951	-	-	100,000

Net loss	-	-	-	-	(996,044)	(996,044)

Balance, December 31, 2007	39,055,570	3,905	375,831	(32,500)	(1,309,077)	(961,841)

Common shares issued for services rendered	37,082,968	3,708	34,835	-	-	38,543

Common shares returned and cancelled	(7,716,538)	(772)	772	-	-	-

Net loss	-	-	-	-	(1,223,833)	(1,223,833)

Balance, December 31, 2008	68,422,000	$6,842	$411,438	$(32,500)	$(2,532,910)	$(2,147,131)

The accompanying notes are an integral part of these consolidated financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended
	December 31,	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(1,223,833)	$(732,500)
Net loss from discontinued operations	-	(263,544)
Net loss	(1,223,833)	(996,044)
Adjustments to reconcile net loss to net cash used in operating activities from continuing operations:
Loss on sale of land and buildings held for sale	198,221	-
Loss on reserve for inventory valuation	40,329	-
Share-based compensation expense	38,544	100,000
Bad debt expense	23,841	5,328
Depreciation and amortization	17,927	53,460
Imputed interest on shareholder advance	-	25,260
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(66,239)	141,322
Decrease (increase) in prepaid expense and other current assets	12,657	(35,412)
Decrease (increase) in refundable income taxes	53,891	(11,592)
Decrease (increase) in inventory	12,906	(68,342)
(Increase) decrease in other assets	(52,445)	9,790
Increase in accounts payable	695,140	201,752
Decrease in accrued expenses and other liabilities	29,062	(15,008)
Net cash used in operating activities from continue operations	(219,999)	(589,486)
(Decrease) increase in liabilities from discontinued operations	(50,000)	50,000
Net Cash Used In Operating Activities	(269,999)	(539,486)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale of land and building held for sale	2,370,156	-
(Acquisitions) of fixed assets	-	(127,538)
Net Cash Provided By (Used in) Investing Activities	2,370,156	(127,538)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from borrowing under lines of credit	102,000	293,123
Repayment of lines of credit	(15,104)	(100,000)
Proceeds received from notes payable	200,000	200,000
Repayment notes payable	(9,274)	(8,559)
Proceeds received from mortgage on land and buildings held for sale	790,000	1,012,000
Repayment of mortgage on land and buildings held for sale	(2,990,171)	(1,025,492)
Proceeds received from notes and advance from related parties	60,000	385,000
Repayment of notes and advances from related parties	(134,644)	(78,055)
Net Cash (Used in) Provided by Financing Activities	(1,997,193)	678,017

NET INCREASE IN CASH AND CASH EQUIVALENTS	102,964	10,993

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	50,979	39,986

CASH AND CASH EQUIVALENTS, ENDING OF THE YEAR	$153,943	$50,979

(Continued)
The accompanying notes are an integral part of these consolidated financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For The Years Ended
	December 31,	December 31,
	2008	2007
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Income taxes	$-	$53,891
Interest paid	$164,092	$182,464

DISCONTINUED OPERATIONS CASH FLOW INFORMATION
Net cash used in operating activities	$-	$(213,544)
Net cash provide by investing activities	-	-
Net cash provided by financing activities	-	-
Net change used in cash and cash equivalents from discontinued operations	-	(213,544)
Cash and cash equivalents sold	-	-
Net cash transactions transferred to continuing operations	-	-
Non-cash increase in reserve for lease commitments	-	(50,000)
Beginning balance – discontinued operations	-	-
Ending balance – discontinued operations	$-	$(263,544)

The accompanying notes are an integral part of these consolidated financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Mizati Luxury Alloy Wheels, Inc (referred to herein as the Company, we, our or us) was organized under the laws of the State of California in calendar year 2001.  The Company is a designer, importer and wholesaler of custom alloy wheels for passenger cars, sport utility vehicles, and light trucks.  The Company currently markets and distributes three separate and unique brands of luxury wheels, Mizati®, Hero(TM), and Zati(TM) through a network of 307 distributors.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  The Company had accumulated deficit of $2,532,910 and $1,309,077 as of December 31, 2008 and 2007, including net losses of $1,223,833 and $996,044 for the years then ended.  In addition, current liabilities exceeded current assets by $1,734,756 and $440,988 at December 31, 2008 and December 31, 2007, respectively.  These factors indicate that the Company may not be able to continue its business in the future.  The Company finances its operations by short term and long term bank borrowings with more reliance on the use of short-term borrowings as the corresponding borrowing costs are lower compared to long-term borrowings.  There can be no assurance that such borrowings will be available to the company in the future.

In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest is payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the previous line of credit, with extra proceeds of $40,000 upon execution of the loan agreement.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point.  Total unpaid principal balance of the business loan and the line of credit at December 31, 2008 and 2007 was $278,019 and $293,123, respectively.  In February 2008, the Company entered into a revolving credit agreement with Bank of America.  The credit agreement provides for borrowings up to $92,500.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  Total unpaid principal balance at December 31, 2008 was $92,000.  This credit line is not subject to covenants that may restrict the availability of the funds.

The Company may in the future borrow additional amounts under new credit facilities or enter into new or additional borrowing arrangements. We anticipate that any proceeds from such new or additional borrowing arrangements will be used for general corporate purposes, including launching marketing initiatives, purchase inventory, acquisitions, and for working capital.  The largest shareholder has orally pledged to provide financing to the company should it require additional funds.

The Company may require additional funds and may seek to raise such funds though public and private financings or from other sources.  There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive.

The Company, taking into account the available banking facilities, internal financial resource, and its largest shareholder’s pledge, believes it has sufficient working capital to meet its present obligation for at least the next twelve months.  Management is taking actions to address the company's financial condition and deteriorating liquidity position.  These steps include adjusting the company’s product portfolio to cater to what management believes is a sustained shift in consumer demand for smaller, more fuel efficient vehicles.  Specifically, the company plans to develop a smaller sized wheel in the 17” range to fit smaller cars.  Management believes that by expanding into this market, it can capitalize on consumer demand and drive revenue growth.  In an effort to mitigate freight charges, the Company is speaking to distributors in markets outside of California about the possibility of shipping products directly from the manufacturers to their warehouse.  This would reduce our freight charges on long distance shipping orders and allow the company to offer more competitive pricing.  Management believes that this can be a key driver of expansion into new markets and revenues.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  All intercompany transactions have been eliminated in consolidation.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits and short-term investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.  We assess the collectability of our accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventories

Inventories are comprised of finished goods held for sale.  We record inventories at the lower of cost or market value, with cost generally determined on a moving-average basis.  We establish inventory reserves for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future demand and market conditions.  If actual demand and market conditions are less favorable than those projected by management, additional inventory reserves could be required.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to thirty-nine years.  Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining term of the lease or the estimated useful life of the asset.  Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Reclassifications

Certain comparative amounts have been reclassified to conform to the current period's presentation.

Revenue Recognition

We recognize product revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured.  We recognize revenue for product sales upon transfer of title to the customer.  Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement.  Shipping documents and the completion of any customer acceptance requirements, when applicable, are used to verify product delivery or that services have been rendered. We assess whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We record reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on historical sales returns, analysis of credit memo data, and other factors known at the time. Historically these amounts have not been material.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial assets and liabilities measured at fair value

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. This Statement defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance applies to other accounting pronouncements that require or permit fair value measurements. On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157. This Staff Position delays the effective date of SFAS No. 157 for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 had no effect on the Company's consolidated financial position or results of operations.

Concentration of Credit Risk

The credit risk on liquid funds is limited because the majority of the counterparties are banks with high credit-ratings assigned by international credit-rating agencies and state-owned banks with good reputation.

The Company’s management monitors both vendor and customer concentration figures.  In fiscal year 2008, one customer accounted for 15% of sales while two suppliers accounted for 54% and 42% of purchases.  In fiscal year 2007, two customers accounted for 15% and 11% of sales while two suppliers accounted for 69% and 31% of purchases.

Deferred Taxes

We utilize the liability method of accounting for income taxes.  We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized.  In assessing the need for a valuation allowance, we consider all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance.  As a result of our cumulative losses, we have concluded that a full valuation allowance against our net deferred tax assets is appropriate.

In July 2006 the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 , which requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under FIN 48, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings.  Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or deferred tax asset valuation allowance.

As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  The Company recognized no material adjustments to liabilities or stockholders’ equity in lieu of the implementation.  The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Income Taxes

The Company determined that due to its continuing operating losses, no income tax liabilities existed at December 31, 2008 and December 31, 2007.  The Company amended its 2006 tax return filings and classified both income taxes paid in 2007 and 2006 as refundable income taxes on the consolidated balance sheets at December 31, 2007.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long Lived Assets

We account for the impairment and disposition of long-lived assets which consist primarily of intangible assets with finite lives and property and equipment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We periodically review the recoverability of the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable.  Recoverability of these assets is determined by comparing the forecasted future undiscounted net cash flows from operations to which the assets relate, based on our best estimates using the appropriate assumptions and projections at the time, to the carrying amount of the assets.  If the carrying value is determined not to be recoverable from future operating cash flows, the assets are deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the assets.  Based upon management’s assessment, there was no impairment at December 31, 2008 and December 31, 2007.

Intangible Assets

The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Contingencies

From time to time we are involved in disputes, litigation and other legal proceedings.  We prosecute and defend these matters aggressively.  However, there are many uncertainties associated with any litigation, and we cannot assure you that these actions or other third party claims against us will be resolved without costly litigation and/or substantial settlement charges.  We record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated.  However, the actual liability in any such disputes or litigation may be materially different from our estimates, which could result in the need to record additional costs.

Advertising Costs

We expense advertising costs as incurred.  Advertising expenses were $139,143 and $146,327 for the years ended December 31, 2008 and 2007, respectively.

Net Loss per Common Share

Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per share reflects the potential dilution of securities by including common stock equivalents, such as stock options, stock warrants and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive.  At December 31, 2008 and 2007, there were no potentially dilutive securities.

NOTE 4 – RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (‘‘SFAS 157’’).  SFAS 157 provides a framework for measuring fair value when such measurements are used for accounting purposes.  The framework focuses on an exit price in the principal (or, alternatively, the most advantageous) market accessible in an orderly transaction between willing market participants.  SFAS 157 establishes a three-tiered fair value hierarchy with Level 1 representing quoted prices for identical assets or liabilities in an active market and Level 3 representing estimated values based on unobservable inputs.  Under SFAS 157, related disclosures are segregated for assets and liabilities measured at fair value based on the level used within the hierarchy to determine their fair values.  The Company adopted SFAS No. 157 on its effective date of January 1, 2008 and the financial impact upon adoption was not material.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, (‘‘SFAS 159’’).  SFAS 159 permits fair value accounting to be irrevocably elected for certain financial assets and liabilities on an individual contract basis at the time of acquisition or at a remeasurement event date.  Upon adoption of SFAS 159, fair value accounting may also be elected for existing financial assets and liabilities.  For those instruments for which fair value accounting is elected, changes in fair value will be recognized in earnings and fees and costs associated with origination or acquisition will be recognized as incurred rather than deferred. SFAS 159 is effective January 1, 2008, with early adoption permitted as of January 1, 2007.  The Company adopted SFAS 159 concurrent with the adoption of SFAS 157 on January 1, 2008 and the financial impact upon adoption was not material.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2008 and 2007 consisted of the following:

	December 31, 2008	December 31, 2007
Accounts receivable	$161,280	$95,040
Allowance for doubtful accounts	(44,335)	(20,494)

Accounts receivable, net	$116,945	$74,546

The Company had net accounts receivable of $116,945 and $74,546 at December 31, 2008 and 2007, respectively.  These amounts are net of allowance for doubtful accounts of $44,335 and $20,494 as of December 31, 2008 and 2007, respectively.

NOTE 6 – INVENTORIES

Inventories at December 31, 2008 and 2007 consisted of the following:

	December 31, 2008	December 31, 2007
Finished goods	$579,390	$592,295
Reserve for slow-moving and obsolete inventories	(40,330)	-

Inventories, net	$539,060	$592,295

The Company had inventories of $539,060 and $592,295 at December 31, 2008 and 2007, respectively.  Included in these balances at year-end 2008 and 2007 are reserves for slow-moving and obsolete inventory of $40,330 and $0, respectively.

NOTE 7 – LAND AND BUILDINGS HELD FOR SALE

In February 2008, the Company relocated its facilities from Walnut, California to Pomona, California.  The Company previously purchased the Walnut, California facility which includes land and two buildings and elected to hold for sale the facility in early 2008.  As such, the Company has reflected these amounts as land and buildings held for sale in the accompanying consolidated balance sheet at December 31, 2007.

The land and buildings had been classified in the 2007 financial statements as current assets as the Company expects to sell the property in 2008.  In June and September 2008, the Company sold the two buildings and its corresponding land with net book value of $2,530,661 for $2,670,000 (resulting in net proceeds of $2,370,156 after closing costs) and incurred a loss of $198,221 on the sale.  The Company used the proceeds received from the sale of land and property to extinguish the related mortgage notes payable (see Note 12).  The net book value of the property exceeds the Mortgage notes payable by $337,716 as of December 31, 2007.

	December 31, 2008	December 31, 2007
Land	$-	$1,260,000
Buildings and building improvements	-	1,321,337
	-	2,581,337
Less: Accumulated depreciation	-	(43,621)

Land and buildings held for sale, net	$-	$2,537,716

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense related to land and buildings held for sale amounted to $7,055 and $42,331 for the years ended December 31, 2008 and 2007, respectively.

NOTE 8 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007	Useful Lives
Automobiles	$25,676	$25,676	5 years
Furniture and fixtures	16,897	16,897	10 years
Software	10,735	10,735	3 years
	53,308	53,308
Less: Accumulated depreciation	(35,277)	(25,742)

Property and equipment, net	$18,031	$27,566

Depreciation expense related to property and equipment amounted to $9,533 and $8,959 for the years ended December 31, 2008 and 2007, respectively.

NOTE 9 – INTANGIBLE ASSETS

Intangible assets as of December 31, 2008 and 2007 consisted of the following:

	December 31, 2008	December 31, 2007
Patents and trademarks	$7,540	$7,540
Less: Accumulated amortization	(3,329)	(2,941)

Intangible assets, net	$4,211	$4,599

The Company’s patents and trademarks have an average useful life of 233 months from the date of initial acquisition.  Amortization expense related to patents and trademarks amounted to $388 for both the years ended December 31, 2008 and 2007.

NOTE 10 – LINES OF CREDIT

Lines of credit consisted of the following at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
(a) Line of credit, Citibank	$90,000	$80,000
(b) Line of credit, East West Bank	278,019	293,123
(c) Line of credit, Bank of America	92,000	-
Total	$460,019	$373,123

(a) In March 2006, the Company entered into an unsecured revolving credit agreement with Citibank.  The credit agreement provides for borrowings of up to $90,000.  Under the terms of the credit agreement, interest is payable monthly at approximately 7.00-10.00% per annum, which renews automatically each year.  The Company had an unpaid principal balance of $90,000 and $80,000 at December 31, 2008 and 2007, respectively.  The line of credit was unsecured, and renews automatically on an annual basis.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b) In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest was payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the line of credit.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point.  Total unpaid principal balance of the business loan and the line of credit at December 31, 2008 and 2007 was $278,019 and $293,123, respectively.  The business loan had a personal guaranty provided by the President & Chief Executive Officer of the Company, and was collateralized by the Company’s inventory, chattel paper, accounts, equipment and general tangibles, as well as a property jointly owned by the President & Chief Executive Officer and the Secretary of the Company.

(c) In February 2008, the Company entered into a revolving credit agreement with Bank of America.  The credit agreement provides for borrowings up to $92,500.  Under the terms of the credit agreement, the interest rate was 10.5% per annum upon execution of the agreement.  The interest is adjusted every January 1, April 1, July 1, and October 1.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  The loan had a personal guaranty from the President and Chief Executive Officer of the Company, as well as the Company’s assets, with an expiration date in February 2015.  Total unpaid principal balance at December 31, 2008 was $92,000.

NOTE 11 – NOTES PAYABLE

Notes payable consist of the following at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
(a) Note payable, automobile loan	$711	$9,985
(b) Note payable, individual loan	400,000	200,000
Total notes payable	$400,711	$209,985

(a) In January 2006, the Company entered into an auto loan agreement.  The loan was for $26,000 and is for payable in monthly installments of $713, including interest of 0% per annum for a period of 36 months from March 13, 2006 to March 13, 2009.  The loan balance was $711 and $9,985 at December 31, 2008 and 2007, respectively.

(b) In December 2007, the Company entered into a promissory note with a private individual.  The promissory note for $200,000 has a term of 12 months, automatically renews annually, is unsecured and bears interest at 10% per annum.  In July 2008, the Company borrowed another $200,000 from this individual that is unsecured with the same term, and bears interest at 12% per annum.  The loan balance was $400,000 and $200,000 at December 31, 2008 and 2007, respectively.

NOTE 12 – MORTGAGE NOTES PAYABLE ON LAND AND PROPERTY HELD FOR SALE

Mortgage notes payable on land and properties held for sale consist of the following at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
(a) Mortgage loan payable	$-	$1,213,685
(b) Note payable, Small Business Administration loan	-	986,486
Total mortgage notes payable on land and property held for sale	$-	$2,200,171

(a) In December 2006, the Company entered into a mortgage loan agreement to acquire its warehouse and executive offices.  The term of the loan was for 39 years, and was payable in monthly installments of $8,835, including interest at a rate of 7.08% per annum.  The loan was secured by the land and buildings being held for sale and all of the Company assets.  In June 30, 2008, the Company extinguished the debt with the proceeds received from the sale of one building and corresponding land.

(b) In February 2007, the Company entered into a Small Business Administration loan for $1,012,000.  The term of the loan was for 20 years, and was payable in monthly installments that averaged $7,500, including interest at a rate of 5.57% per annum.  The proceeds from this loan were used to pay down a portion of the mortgage loan agreement obtained in December 2006.   The loan was secured by the land and buildings being held for sale.  In June 2008, the Company extinguished this debt from the proceeds received from the sale of one building and corresponding land held for sale and proceeds from a bridge loan of $790,000 with a secured note entered into in June 2008.  This bridge loan was also paid off when the company sold the second building and corresponding land in September 2008.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – ADVANCES FROM RELATED PARTIES

On January 13, 2006, January 18, 2006, and January 18, 2008, the Company’s President and Chief Executive Officer loaned the Company $300,000, $123,300, $60,000, respectively, in exchange for promissory notes for a period of ten (10) years, bearing interest at various floating interest rates from 0% to 10% per annum.  Interest expense paid on these notes was $15,627 for the year ended December 31, 2008.  The Company recorded an imputed interest expense of $25,260 for the year ended December 31, 2007 through additional paid-in capital for financial statement purposes based on the Company’s average cost of capital of 7.5%.  The Company was able to repay partial of the loan balances when it possessed more capital on hand, and to borrow up to the same amount again for operating capital.  No repayment was made by the Company, whereas the amount borrowed was $60,000 and $173,300 for the years ended December 31, 2008 and 2007, respectively.  The total unpaid principal balance was $482,601 and $423,300 as of December 31, 2008 and 2007, respectively.

In May 2001, the Company entered into a loan agreement with Autolace, Inc., a business owned by the Company’s current President and Chief Executive Officer.  The notes were for a period of 90 months, due in 2009, unsecured, and with interest payable monthly at approximately 10.00% per annum.  The Company was able to repay partial of the loan balances when it possessed more capital on hand, and to borrow up to the same amount again for operating capital.  Repayments made by the Company were $134,000 and $78,000, whereas the amount borrowed was $0 and $211,000 in 2008 and 2007, respectively.  The total unpaid principal balance as of December 31, 2007 was $134,000.  The notes were paid off during the fourth quarter of 2008.

Future maturities due under notes payable from related parties as of December 31, 2008 are as follow

Year Ended December 31,	Amount
2009	$-
2010	-
2011	-
2012	-
2013	-
Thereafter	482,601

Total future maturities	$482,601

NOTE 14 – STOCKHOLDERS’ DEFICIT

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

Preferred Stock

The Company’s Articles of Incorporation authorizes the issuance of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors.  Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares Issued in Lieu of Promissory Notes

In March 2006, the Company’s Board of Directors authorized the Company to sell and issue common shares 159,909 common shares at $0.20324 per share for an aggregate amount of $32,500.  The Company obtained three year full recourse promissory notes bearing interest at 8.0% as consideration for the common shares issued which have been reflected as a stock subscription receivable at December 31, 2008 and 2007.  As of December 31, 2008, no principal or interest payments have been received on the promissory notes.

Shares Issued for Service Performed

On December 10, 2007, the Company entered into a one year contract with a consulting firm Aware Capital Consultants (Aware). The consulting services includes introducing the Company’s products to Aware contacts; identification of companies or products that the Company might acquire; identifying companies and/or products that the Company might acquire that would be complimentary to it’s business; and assistance to any such acquisitions.

The Company agreed to compensate Aware (i) 492,027 of the Company’s common shares (ii) 10% consulting fees for any funding obtained from a third party and (iii) Fees to be agreed upon as a result of any mergers, acquisitions or business combinations, sales agreements and dealings.

The Company valued the 492,027 common shares at December 31, 2007, for $100,000 or $0.20324 per share. Given that the trading volume of the Company’s common shares in the market significantly fluctuated, the closing price per share may not be indicative.  As such, the $0.20324 per share was determined based on prior year private placements wherein the Company sold its common shares for cash for $0.20324 per share.  The Company estimates that $0.20324 per share is still the current fair market value of its common shares at December 10, 2007 due to absence of any significant changes in the Company’s structure, operations or business.  The $100,000 was recorded to Professional Fees.

The entire compensation to Aware of $100,000 was expensed as of December 31, 2007 as all the share issuance vested immediately and is non-forfeitable with no penalty for non-performance.  Whether Aware provides the consulting work as promised or not, the shares granted to Aware vest upon issuance.  In addition, if the agreement provides that the benefits to be received from the services are considered impaired at the outset of the transaction the value of such stock grant generally should be expensed upon issuance of the equity instrument.

In July 2008, the Company issued 35,150,433 common shares (or 3,572 common shares prior to the stock split on July 24, 2008) at $0.000004 per share (or $0.039 per share prior to the stock split on July 24, 2008) to the thirteen original shareholders for professional and administrative services previously provided to the Company.

In October 2008, the Company issued 1,920,000 common shares at $0.02 per share, or a total value of $38,400 as the initial payment of a $60,000 service fee to compensate a vendor for designing new lines of wheels.

Shares Cancelled

In October 2008, 7,716,538 shares of the Company’s common stock were returned to the Company and cancelled.

Stock Splits

On June 30, 2008, the Company’s Board of Directors approved a 1 for 10,000 reverse stock split for its common stocks.  As a result, stockholders of record at the close of business on June 30, 2008 received one (1) share of common stock for every ten thousand (10,000) shares held.  The Company issued shares in order to round up fractional shares resulting from the reverse split to the next higher whole number of shares.  Any such issuance did not constitute a sale pursuant to Section 2(3) of the Securities Act of 1933, as amended.

On July 24, 2008, the Company’s Board of Directors approved a 9,840.546697 for 1 forward stock split for its common stocks.  As a result, stockholders of record at the close of business on July 24, 2008 received 9,840.546697 shares of common stock for every one (1) share held.

Common stocks, additional paid-in capital, number of shares, and per share data for prior periods have been restated to reflect the stock splits as if they had occurred at the beginning of the earliest period presented.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Operating Leases

We lease office space, automobiles and equipment under non-cancelable operating leases, which expire at various dates through September, 2012.  Operating lease expenses was $315,930 and $64,833 for the years ended December 31, 2008 and 2007, respectively.

New Facility Lease

In January 2008, we entered into a lease contract with Mission BP, LLC, under which we will lease approximately 33,400 square feet of office and warehouse space located in Pomona, California.   The lease contract provided a term of 60 months, commencing in March 2008 and ending February 2013.  Rental obligations will be payable on a monthly basis.  In March, 2009, the Company terminated the lease and entered into settlement with Mission BP, LLC as stated in Note 18.

Immediately after terminating the lease with Mission BP, LLC, in March 2009, the Company assumed a three-month sublease from Zonet USA Corporation for 8,460 square feet of office and warehouse space located in Walnut, California.  The sublease contract commenced in April 2009 and will end in June 2009.  As required and in conjunction with the sublease, the Company entered into a lease agreement with Bayport Harrison Associates, LP for the same location commencing July 2009 and ending September 2012.  Such change corresponds to the Company’s cash flow management strategy, which will better preserve spending in operating expenses and increase available capital in inventory purchase, marketing, and other revenue-generating activities.

Future minimum lease payments due subsequent to December 31, 2008 under all non-cancelable operating leases for the next five years are as follows:

Year Ended December 31,	Amount
2009	$135,966
2010	77,160
2011	77,160
2012	57,870
2013	-
Thereafter	-

Total minimum lease payments	$348,156

NOTE 16 – DISCONTINUED OPERATIONS

On July 1, 2007, a wholly owned subsidiary of the Company, Wheel Lots, LLC, started its operations catering to a fast-growing industry of custom luxury alloy wheels on a rent-to-own basis through retail store outlets.  The Company invested approximately $213,544 to Wheel Lots, with the intention of recouping its investments once Wheel Lots becomes profitable.  However, due to sub-par performance and losses incurred, the Company decided to discontinue the operations of Wheel Lots on December 21, 2007.

The Company accounted the loss from operations of Wheel Lots under Loss from Discontinued Operations due the uniqueness and peculiarity of its operations and customer base compared to its parent, Mizati.  Wheel Lots caters only to retail customers and its main line of business is renting its merchandises to retail customers with the option of eventually owning or purchasing it at the end of the term.  The operations and cash flows from the sale of our products previously sold through Wheel Lots will be eliminated from our ongoing operations.  Mizati basically sells directly its merchandises directly to distributors.

NOTE 17 – INCOME TAXES

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.  Due to the restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the Company’s net operating loss carryforwards will likely be limited as a result of cumulative changes in stock ownership.  As such, the Company recorded a 100% valuation allowance against its net deferred tax assets as of December 31, 2008 and 2007.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provisions for income taxes for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007
Current Tax Provision:
Taxable income	$-	$-
Total current tax provision	$-	$-

Deferred Tax Provision:
Loss carryforwards	$409,834	$310,448
Change in valuation allowance	(409,834)	(310,448)
Total deferred tax provision	$-	$-

Deferred income tax assets as of December 31, 2008 and 2007 were as follows:

	December 31, 2008	December 31, 2007
Loss carryforwards	$720,282	$310,448
Less: Valuation allowance	(720,282)	(310,448)
Total net deferred tax assets	$-	$-

As a result of the Company’s significant operating loss carryforwards and the corresponding valuation allowance, no income tax benefit has been recorded at December 31, 2008 and 2007.  The provision for income taxes using the statutory federal tax rate as compared to the Company’s effective tax rate is summarized as follows:

	Years Ended December 31,
	2008	2007
Tax benefit at statutory rate	(35)%	(35)%
Adjustments to change in valuation allowance	35	35
	-	-

At December 31, 2008, the Company had Federal net operating loss carryforwards of approximately $2,057,000 expiring in various amounts throughout the 20-year period until the year 2028.  The Company also had California state net operating loss carryforwards of approximately $2,138,000 expiring in varying amounts throughout the 10-year period until the year 2018.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2008, the Company does not have a liability for unrecognized tax benefits.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company files income tax returns in the U.S. federal jurisdiction and California.  The Company is subject to U.S. federal or state income tax examinations by tax authorities for five years after 2003.

During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods.  Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense.  As of December 31, 2008, the Company has no accrued interest or penalties related to uncertain tax positions.

NOTE 18 – SUBSEQUENT EVENTS

Litigation

On February 2, 2009, Spanish Broadcasting System Inc. aka Spanish Broadcasting Systems, Inc. dba KXOL adba KXOL Latino 96.3 FM (the “Plaintiff”), filed a complaint in the Los Angeles County Superior Court, Beverley Hills Courthouse for reasonable value, account stated, and open book account, seeking damages of $12,200, with interest thereon at the rate of ten percent (10%) per annum from October 28, 2007.  The Company disputes Plaintiff’s entitlement to amounts claimed and has instructed the Company’s legal counsel to contest the action, while pursuing opportunities for reasonable settlement.  The Company has moved to transfer venue of the action to the Pomona North Courthouse of the Los Angeles County Superior Court, to be heard April 30, 2009.  Management has assessed a possibility of unfavorable judgment in an amount less than sought in the action, based on billing errors by Plaintiff.

On February 18, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for unlawful detainer, for base rent of $25,725.70, additional rent of $4,027.14, holdover damages of $991.76 per day, and for attorneys’ fees and costs.  The Company disputed Plaintiff’s right to unlawful detainer on the grounds that it had billed for and collected additional rent in violation of the terms of the lease.  The case went to trial on March 25, 2009, at which time the Company entered into settlement with Plaintiff as follows:

1.	The Company stipulated to restitution of the premises to Plaintiff on or before April 3, 2009.
2.
The Company agreed to waive any rights to its security deposit of $56,463.70, and Plaintiff agreed to apply such security deposit to unpaid rent and holdover damages incurred by Plaintiff in the action.

3.	The parties agreed that the settlement was without prejudice to other claims either party may have relating to the tenancy.

The settlement was a favorable resolution for the Company as it allowed it to apply its security deposit to rent due, and to relocate and replace an above-market lease with a substantially more economical lease.

On February 20, 2009, Dare Wheel Manufacturing Co., Ltd. (the “Plaintiff”), one of the Company’s major vendors in China, filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for open book account, account stated, and goods, wares and merchandise, seeking damages of $716,900, with interest thereon at the rate of ten percent (10%) per annum from March 10, 2008.  The Company disputes Plaintiff’s entitlement to amounts claimed and has instructed the Company’s legal counsel to contest the action, while pursuing opportunities for reasonable settlement.  The Company filed an answer on March 19, 2009, asserting the following affirmative defenses:

1.	Plaintiff’s complaint fails to state a cause of action.
2.	Plaintiff is not qualified to do business in California.
3.	Plaintiff is not the real party in interest.
4.	Plaintiff lacks standing to prosecute this action.
5.	Plaintiff’s claims are barred by the applicable statutes of limitation.
6.	Plaintiff’s claims are barred by the doctrine of waiver.
7.	Plaintiff’s claims are barred by the doctrine of estoppel.
8.	The court lacks subject matter jurisdiction.
9.	Plaintiff’s exclusive remedy is arbitration before the China International Economic and Trade Arbitration Commission in accordance with the provisions of said Commission.
10.	Plaintiff delivered nonconforming goods.
11.	Plaintiff failed to mitigate its damages.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Defendant has suffered damages by reason of Plaintiff’s conduct, which it entitled to offset against damages claimed by Plaintiff in this action.

The Company believes it has a complete defense to this claim based on affirmative defense number 9.  Our legal counsel will be moving to dismiss or for summary judgment based on such defense.

Shares Issued for Service Performed

In February 2009, the Company issued 1,080,000 common shares at $0.02 per share, or a total value of $21,600 as the final payment of a $60,000 service fee to compensate a vendor for designing new lines of wheels.

In February 2009, the Company issued 16,800,000 common shares at $0.02 per share, or a total value of $336,000.  Among these issuances, 3,000,000 shares or $60,000 were issued as service fee to compensate two individuals for designing new lines of wheels; 3,800,000 shares or $76,000 were issued to an individual consultant as service fee for searching new investors for the Company; 5,000,000 shares or $100,000 were issued to Max Fung Trading Co., Ltd. on behalf of the President and CEO of the Company for paying off a debt owed by her to Max Fung Trading Co., Ltd.; and 5,000,000 shares were issued for investor relations services for the period from March, 2009 to May, 2009.

MIZATI LUXURY ALLOY WHEELS, INC.
INDEX TO FINANCIAL STATEMENTS
For The Three Months Ended March 31, 2009 and 2008

Balance Sheets	F-2

Statements of Operations	F-2

Statements of Cash Flows	F-4

Notes to Unaudited Financial Statements	F-5

F-1

MIZATI LUXURY ALLOY WHEELS, INC.
BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$46,380	$153,943
Accounts receivable, net of allowance for doubtful accounts of $44,335	137,434	116,945
Prepaid and other current assets	163,279	2,001
Inventories	365,416	539,060
Total current assets	712,509	811,949

Property and Equipment, net	15,665	18,030
Intangible Assets, net	4,114	4,211
Other Assets	56,673	56,673

TOTAL ASSETS	$739,266	$890,863

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$1,488,055	$1,639,951
Accrued expenses	24,408	46,024
Lines of Credit	457,019	460,019
Notes payable	400,711	400,711
Total current liabilities	2,370,193	2,546,705

Long-Term Liabilities
Advances from related party	382,601	482,601
Other liabilities	8,687	8,687
Total long-term liabilities	391,288	491,288

Total Liabilities	2,761,481	3,037,993

Stockholders' Deficit
Preferred stock; $0.0001 par value, 5,000,000 shares authorized and 0 share issued and outstanding	-	-
Common stock; $0.0001 par value, 200,000,000 shares authorized, 86,302,000 and 68,422,000 shares issued and outstanding	8,630	6,842
Additional paid-in capital	767,250	411,438
Subscription receivable	(32,500)	(32,500)
Accumulated deficit	(2,765,596)	(2,532,910)

Total Stockholders' Deficit	(2,022,215)	(2,147,130)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$739,266	$890,863

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

MIZATI LUXURY ALLOY WHEELS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	For The Three Months Ended
	March 31,	March 31,
	2009	2008

NET SALES	$253,271	$943,316

COST OF GOODS SOLD	181,235	716,358

GROSS PROFIT	72,036	226,958

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Professional services	136,961	57,657
Rent expenses	91,253	66,530
Other selling, general and administrative expenses	54,877	154,858
Total Selling, General and Administrative Expenses	283,091	279,045

LOSS FROM OPERATIONS	(211,055)	(52,087)

OTHER INCOME (EXPENSES)
Other income	-	8,106
Interest expense, net	(21,631)	(69,556)
Total Other Expenses	(21,631)	(61,450)

NET LOSS	$(232,686)	$(113,537)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	78,427,333	39,044,063

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

MIZATI LUXURY ALLOY WHEELS, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)
	For The Three Months Ended
	March 31,	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(232,686)	$(113,537)
Adjustments to reconcile net loss to net cash used in operating activities from continuing operations:
Shares issued for services performed	93,333	-
Security deposits surrendered for rent expense	56,464	-
Depreciation and amortization	2,462	10,066
Imputed interest on shareholder advance	-	11,000
Changes in operating assets and liabilities:
Increase in accounts receivable	(20,489)	(250,640)
(Increase) decrease in prepaid expense and other current assets	(18,612)	1,350
Decrease in inventory	173,644	236,277
Increase in other assets	(6,768)	(56,463)
Decrease in accounts payable	(161,896)	(134,971)
(Decrease) increase in accrued expenses and other liabilities	(15)	422,501
Net Cash (Used In) Provided By Operating Activities	(104,563)	125,583

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from borrowing under lines of credit	-	2,000
(Repayments of) proceeds from notes payable	(3,000)	27,860
Repayments of mortgage on land and buildings held for sale	-	(12,072)
Proceeds received from notes and advance from related parties	-	5,000
Net Cash (Used in) Provided by Financing Activities	(3,000)	67,788

NET INCREASE IN CASH AND CASH EQUIVALENTS	(107,563)	193,372

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	153,943	50,979

CASH AND CASH EQUIVALENTS, ENDING OF THE YEAR	$46,380	$244,351

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid	$-	$-
Interest paid	$21,713	$70,279

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITY
Shares issued for debt repayment	$100,000	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Mizati Luxury Alloy Wheels, Inc (referred to herein as the Company, we, our or us) was organized under the laws of the State of California in calendar year 2001.  The Company is a designer, importer and wholesaler of custom alloy wheels for passenger cars, sport utility vehicles, and light trucks.  The Company currently markets and distributes three separate and unique brands of luxury wheels, Mizati®, Hero(TM), and Zati(TM) through a network of 307 distributors.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  The Company had accumulated deficit of $2,765,596 and $2,532,910 as of March 31, 2009 and December 31, 2008, including net losses of $232,686 and $113,537 for the three months ended March 31, 2009 and 2008, respectively.  In addition, current liabilities exceeded current assets by $1,657,684 and $1,734,756 at March 31, 2009 and December 31, 2008, respectively.  These factors indicate that the Company may not be able to continue its business in the future.  The Company finances its operations by short term and long term bank borrowings with more reliance on the use of short-term borrowings as the corresponding borrowing costs are lower compared to long-term borrowings.  There can be no assurance that such borrowings will be available to the company in the future.

In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest is payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the previous line of credit, with extra proceeds of $40,000 upon execution of the loan agreement.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point.  Total unpaid principal balance of the business loan and the line of credit at March 31, 2009 and December 31, 2008 was $275,019 and $278,019, respectively.  In February 2008, the Company entered into a revolving credit agreement with Bank of America.  The credit agreement provides for borrowings up to $92,500.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  Total unpaid principal balance at March 31, 2009 and December 31, 2008 was $92,000.  This credit line is not subject to covenants that may restrict the availability of the funds.

The Company may in the future borrow additional amounts under new credit facilities or enter into new or additional borrowing arrangements. We anticipate that any proceeds from such new or additional borrowing arrangements will be used for general corporate purposes, including launching marketing initiatives, purchase inventory, acquisitions, and for working capital.  The largest shareholder has orally pledged to provide financing to the company should it require additional funds.

The Company may require additional funds and may seek to raise such funds though public and private financings or from other sources.  There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive.

The Company, taking into account the available banking facilities, internal financial resource, and its largest shareholder’s pledge, believes it has sufficient working capital to meet its present obligation for at least the next twelve months.  Management is taking actions to address the company's financial condition and deteriorating liquidity position.  These steps include adjusting the company’s product portfolio to cater to what management believes is a sustained shift in consumer demand for smaller, more fuel efficient vehicles.  Specifically, the company plans to develop a smaller sized wheel in the 17” range to fit smaller cars.  Management believes that by expanding into this market, it can capitalize on consumer demand and drive revenue growth.  In an effort to mitigate freight charges, the Company is speaking to distributors in markets outside of California about the possibility of shipping products directly from the manufacturers to their warehouse.  This would reduce our freight charges on long distance shipping orders and allow the company to offer more competitive pricing.  Management believes that this can be a key driver of expansion into new markets and revenues.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits and short-term investments with an original maturity of three months or less.

F-5

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.  We assess the collectability of our accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventories

Inventories are comprised of finished goods held for sale.  We record inventories at the lower of cost or market value, with cost generally determined on a moving-average basis.  We establish inventory reserves for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future demand and market conditions.  If actual demand and market conditions are less favorable than those projected by management, additional inventory reserves could be required.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to thirty-nine years.  Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining term of the lease or the estimated useful life of the asset.  Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Reclassifications

Certain comparative amounts have been reclassified to conform to the current period's presentation.

Revenue Recognition

We recognize product revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured.  We recognize revenue for product sales upon transfer of title to the customer.  Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement.  Shipping documents and the completion of any customer acceptance requirements, when applicable, are used to verify product delivery or that services have been rendered. We assess whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We record reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on historical sales returns, analysis of credit memo data, and other factors known at the time. Historically these amounts have not been material.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial assets and liabilities measured at fair value

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. This Statement defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance applies to other accounting pronouncements that require or permit fair value measurements. On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157. This Staff Position delays the effective date of SFAS No. 157 for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 had no effect on the Company's consolidated financial position or results of operations.

F-6

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Concentration of Credit Risk

The credit risk on liquid funds is limited because the majority of the counterparties are banks with high credit-ratings assigned by international credit-rating agencies and state-owned banks with good reputation.

The Company’s management monitors both vendor and customer concentration figures.  For the three months ended March 31, 2009, two customers accounted for 37% and 28%of sales while one supplier accounted for 100% of purchases.  For the three months ended March 31, 2008, two customers accounted for 22% and 12% of sales while two suppliers accounted for 63% and 37% of purchases.

Deferred Taxes

We utilize the liability method of accounting for income taxes.  We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized.  In assessing the need for a valuation allowance, we consider all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance.  As a result of our cumulative losses, we have concluded that a full valuation allowance against our net deferred tax assets is appropriate.

In July 2006 the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 , which requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under FIN 48, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings.  Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or deferred tax asset valuation allowance.

As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  The Company recognized no material adjustments to liabilities or stockholders’ equity in lieu of the implementation.  The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Income Taxes

The Company determined that due to its continuing operating losses, no income tax liabilities existed at March 31, 2009 and December 31, 2008.

Long Lived Assets

We account for the impairment and disposition of long-lived assets which consist primarily of intangible assets with finite lives and property and equipment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We periodically review the recoverability of the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable.  Recoverability of these assets is determined by comparing the forecasted future undiscounted net cash flows from operations to which the assets relate, based on our best estimates using the appropriate assumptions and projections at the time, to the carrying amount of the assets.  If the carrying value is determined not to be recoverable from future operating cash flows, the assets are deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the assets.  Based upon management’s assessment, there was no impairment at March 31, 2009 and December 31, 2008.

F-7

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Intangible Assets

The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Contingencies

From time to time we are involved in disputes, litigation and other legal proceedings.  We prosecute and defend these matters aggressively.  However, there are many uncertainties associated with any litigation, and we cannot assure you that these actions or other third party claims against us will be resolved without costly litigation and/or substantial settlement charges.  We record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated.  However, the actual liability in any such disputes or litigation may be materially different from our estimates, which could result in the need to record additional costs.

Advertising Costs

We expense advertising costs as incurred.  Advertising expenses were $1,159 and $15,274 for the three months ended March 31, 2009 and 2008, respectively.

Net Loss per Common Share

Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per share reflects the potential dilution of securities by including common stock equivalents, such as stock options, stock warrants and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive.  At March 31, 2009 and December 31, 2008, there were no potentially dilutive securities.

NOTE 4 – RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (‘‘SFAS 157’’).  SFAS 157 provides a framework for measuring fair value when such measurements are used for accounting purposes.  The framework focuses on an exit price in the principal (or, alternatively, the most advantageous) market accessible in an orderly transaction between willing market participants.  SFAS 157 establishes a three-tiered fair value hierarchy with Level 1 representing quoted prices for identical assets or liabilities in an active market and Level 3 representing estimated values based on unobservable inputs.  Under SFAS 157, related disclosures are segregated for assets and liabilities measured at fair value based on the level used within the hierarchy to determine their fair values.  The Company adopted SFAS No. 157 on its effective date of January 1, 2008 and the financial impact upon adoption was not material.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, (‘‘SFAS 159’’).  SFAS 159 permits fair value accounting to be irrevocably elected for certain financial assets and liabilities on an individual contract basis at the time of acquisition or at a remeasurement event date.  Upon adoption of SFAS 159, fair value accounting may also be elected for existing financial assets and liabilities.  For those instruments for which fair value accounting is elected, changes in fair value will be recognized in earnings and fees and costs associated with origination or acquisition will be recognized as incurred rather than deferred. SFAS 159 is effective January 1, 2008, with early adoption permitted as of January 1, 2007.  The Company adopted SFAS 159 concurrent with the adoption of SFAS 157 on January 1, 2008 and the financial impact upon adoption was not material.

F-8

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable at March 31, 2009 and December 31, 2008 consisted of the following:

	March 31, 2009	December 31, 2008
Accounts receivable	$181,769	$161,280
Allowance for doubtful accounts	(44,335)	(44,335)

Accounts receivable, net	$137,434	$116,945

The Company had net accounts receivable of $137,434 and $116,945 at March 31, 2009 and December 31, 2008, respectively.  These amounts are net of allowance for doubtful accounts of $44,335 as of March 31, 2009 and December 31, 2008.

NOTE 6 – INVENTORIES

Inventories at March 31, 2009 and December 31, 2008 consisted of the following:

	March 31, 2009	December 31, 2008
Finished goods	$405,746	$579,390
Reserve for slow-moving and obsolete inventories	(40,330)	(40,330)

Inventories, net	$365,416	$539,060

The Company had inventories of $365,416 and $539,060 at March 31, 2009 and December 31, 2008, respectively.  Included in these balances at March 31, 2009 and December 31, 2008 are reserves for slow-moving and obsolete inventory of $40,330.

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008	Useful Lives
Automobiles	$25,676	$25,676	5 years
Furniture and fixtures	16,897	16,897	10 years
Software	10,735	10,735	3 years
	53,308	53,308
Less: Accumulated depreciation	(37,643)	(35,277)

Property and equipment, net	$15,665	$18,031

Depreciation expense related to property and equipment amounted to $2,365 and $2,439 for the three months ended March 31, 2009 and 2008, respectively.

NOTE 8 – INTANGIBLE ASSETS

Intangible assets as of March 31, 2009 and December 31, 2008 consisted of the following:

	March 31, 2009	December 31, 2008
Patents and trademarks	$7,540	$7,540
Less: Accumulated amortization	(3,426)	(3,329)

Intangible assets, net	$4,114	$4,211

F-9

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

The Company’s patents and trademarks have an average useful life of 233 months from the date of initial acquisition.  Amortization expense related to patents and trademarks amounted to $97 and $572 for the three months ended March 31, 2009 and 2008.

NOTE 9 – LINES OF CREDIT

Lines of credit consisted of the following at March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
(d) Line of credit, Citibank	$90,000	$90,000
(e) Line of credit, East West Bank	275,019	278,019
(f) Line of credit, Bank of America	92,000	92,000
Total	$457,019	$460,019

(a) In March 2006, the Company entered into an unsecured revolving credit agreement with Citibank.  The credit agreement provides for borrowings of up to $90,000.  Under the terms of the credit agreement, interest is payable monthly at approximately 7.00-10.00% per annum until March 2008.  The Company had an unpaid principal balance of $90,000 at March 31, 2009 and December 31, 2008.  The line of credit was unsecured, and renews automatically on an annual basis.

(b) In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest was payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the line of credit, with extra proceeds of $40,000 upon execution of the loan agreement.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point.  Total unpaid principal balance of the business loan and the line of credit at March 31, 2009 and December 31, 2008 was $275,019 and $278,019, respectively.  The business loan had personal guaranty provided by the President & Chief Executive Officer of the Company, and was collateralized by a property jointly owned by the President & Chief Executive Officer and the Secretary of the Company.

(c) In February 2008, the Company entered into a revolving credit agreement with Bank of America.  The credit agreement provides for borrowings up to $92,500.  Under the terms of the credit agreement, the interest rate was 10.5% per annum upon execution of the agreement.  The interest is adjusted every January 1, April 1, July 1, and October 1.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  The loan had a personal guaranty from the President and Chief Executive Officer of the Company, as well as the Company’s assets, with an expiration date in February 2015.  Total unpaid principal balance at March 31, 2009 and December 31, 2008 was $92,000.

NOTE 10 – NOTES PAYABLE

Notes payable consist of the following at March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
(c) Note payable, automobile loan	$711	$711
(d) Note payable, individual loan	400,000	400,000
Total notes payable	$400,711	$400,711

(a) In January 2006, the Company entered into an auto loan agreement.  The loan was for $26,000 and is for payable in monthly installments of $713, including interest of 0% per annum for a period of 36 months from March 13, 2006 to March 13, 2009.  The loan balance was $711 at March 31, 2009 and December 31, 2008.

(b) In December 2007, the Company entered into a promissory note with a private individual.  The promissory note for $200,000 has a term of 12 months, automatically renews annually, is unsecured and bears interest at 10% per annum.  In July 2008, the Company borrowed another $200,000 from this individual that is unsecured with the same term, and bears interest at 12% per annum.  The loan balance was $400,000 at March 31, 2009 and December 31, 2008.

F-10

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 11 – ADVANCES FROM RELATED PARTIES

On January 13, 2006, January 18, 2006, and January 18, 2008, Company’s President and Chief Executive Officer loaned the Company $300,000, $123,300, $60,000, respectively,  in exchange for promissory notes for a period of ten (10) years, bearing interest at various floating interest rates from 0% to 10% per annum.  The Company recorded interest expense of $7,125 and $5,209 on these notes for the three months ended March 31, 2009 and 2008.  The total unpaid principal balance was $382,601 and $482,601 as of March 31, 2009 and December 31, 2008, respectively.

Future maturities due under notes payable from related parties as of March 31, 2009 are as follow

As of March 31,	Amount
2010	$-
2011	-
2012	-
2013	-
2014	-
Thereafter	382,601

Total future maturities	$382,601

NOTE 12 – STOCKHOLDERS’ DEFICIT

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

Preferred Stock

The Company’s Articles of Incorporation authorizes the issuance of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors.  Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.

Shares Issued in Lieu of Promissory Notes

In March 2006, the Company’s Board of Directors authorized the Company to sell and issue common shares 159,909 common shares at $0.20324 per share for an aggregate amount of $32,500.  The Company obtained three year full recourse promissory notes bearing interest at 8.0% as consideration for the common shares issued which have been reflected as a stock subscription receivable at March 31, 2009 and December 31, 2008.  As of March 31, 2009 and December 31, 2008, no principal or interest payments have been received on the promissory notes.

Shares Issued for Service Performed

In July 2008, the Company issued 35,150,433 common shares (or 3,572 common shares prior to the stock split on July 24, 2008) at $0.000004 per share (or $0.039 per share prior to the stock split on July 24, 2008) to the thirteen original shareholders for professional and administrative services previously provided to the Company.

F-11

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

In October 2008, the Company issued 1,920,000 common shares at $0.02 per share, or a total value of $38,400 as the initial payment of a $60,000 service fee to compensate a vendor for designing new lines of wheels.

In February 2009, the Company issued 1,080,000 common shares at $0.02 per share, or a total value of $21,600 as the final payment of a $60,000 service fee to compensate a vendor for designing new lines of wheels.

In February 2009, the Company issued 16,800,000 common shares at $0.02 per share, or a total value of $336,000.  Among these issuances, 3,000,000 shares or $60,000 were issued as service fee to compensate two individuals for designing new lines of wheels; 3,800,000 shares or $76,000 were issued to an individual consultant as service fee for searching new investors for the Company; 5,000,000 shares or $100,000 were issued to Max Fung Trading Co., Ltd. on behalf of the President and CEO of the Company for paying off a debt owed by her to Max Fung Trading Co., Ltd.; and 5,000,000 shares were issued for investor relations services for the period from March, 2009 to May, 2009.

Shares Cancelled

In October 2008, 7,716,538 shares of the Company’s common stock were returned to the Company and cancelled.

Stock Splits

On June 30, 2008, the Company’s Board of Directors approved a 1 for 10,000 reverse stock split for its common stocks.  As a result, stockholders of record at the close of business on June 30, 2008 received one (1) share of common stock for every ten thousand (10,000) shares held.  The Company issued shares in order to round up fractional shares resulting from the reverse split to the next higher whole number of shares.  Any such issuance did not constitute a sale pursuant to Section 2(3) of the Securities Act of 1933, as amended.

On July 24, 2008, the Company’s Board of Directors approved a 9,840.546697 for 1 forward stock split for its common stocks.  As a result, stockholders of record at the close of business on July 24, 2008 received 9,840.546697 shares of common stock for every one (1) share held.

Common stocks, additional paid-in capital, number of shares, and per share data for prior periods have been restated to reflect the stock splits as if they had occurred at the beginning of the earliest period presented.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Operating Leases

We lease office space, automobiles and equipment under non-cancelable operating leases, which expire at various dates through September, 2012.  Operating lease expenses was $91,253 and $66,530 for the three months ended March 31, 2009 and 2008, respectively.

New Facility Lease

In January 2008, we entered into a lease contract with Mission BP, LLC, under which we will lease approximately 33,400 square feet of office and warehouse space located in Pomona, California.   The lease contract provided a term of 60 months, commencing in March 2008 and ending February 2013.  Rental obligations will be payable on a monthly basis.  In March, 2009, the Company terminated the lease and entered into settlement with Mission BP, LLC.

Immediately after terminating the lease with Mission BP, LLC, in March 2009, the Company assumed a three-month sublease from Zonet USA Corporation for 8,460 square feet of office and warehouse space located in Walnut, California.  The sublease contract commenced in April 2009 and will end in June 2009.  As required and in conjunction with the sublease, the Company entered into a lease agreement with Bayport Harrison Associates, LP for the same location commencing July 2009 and ending September 2012.  Such change corresponds to the Company’s cash flow management strategy, which will better preserve spending in operating expenses and increase available capital in inventory purchase, marketing, and other revenue-generating activities.

Future minimum lease payments due subsequent to March 31, 2009 under all non-cancelable operating leases for the next five years are as follows:

F-12

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

As of March 31,	Amount
2010	$45,518
2011	72,082
2012	73,941
2013	33,840
2014	-
Thereafter	-

Total minimum lease payments	$225,381

Litigations

On February 2, 2009, Spanish Broadcasting System Inc. aka Spanish Broadcasting Systems, Inc. dba KXOL adba KXOL Latino 96.3 FM (the “Plaintiff”), filed a complaint in the Los Angeles County Superior Court, Beverley Hills Courthouse for reasonable value, account stated, and open book account, seeking damages of $12,200, with interest thereon at the rate of ten percent (10%) per annum from October 28, 2007.  The Company disputes Plaintiff’s entitlement to amounts claimed and has instructed the Company’s legal counsel to contest the action, while pursuing opportunities for reasonable settlement.  The Company has moved to transfer venue of the action to the Pomona North Courthouse of the Los Angeles County Superior Court, to be heard June 23, 2009.  Management has assessed a possibility of unfavorable judgment in an amount less than sought in the action, based on billing errors by Plaintiff.

On February 18, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for unlawful detainer, for base rent of $25,726, additional rent of $4,027, holdover damages of $992 per day, and for attorneys’ fees and costs.  The Company disputed Plaintiff’s right to unlawful detainer on the grounds that it had billed for and collected additional rent in violation of the terms of the lease.  The case went to trial on March 25, 2009, at which time the Company entered into settlement with Plaintiff as follows:

1.	The Company stipulated to restitution of the premises to Plaintiff on or before April 3, 2009.
2.	The Company agreed to waive any rights to its security deposit of $56,464, and Plaintiff agreed to apply such security deposit to unpaid rent and holdover damages incurred by Plaintiff in the action.
3.	The parties agreed that the settlement was without prejudice to other claims either party may have relating to the tenancy.

The settlement was a favorable resolution for the Company as it allowed it to apply its security deposit to rent due, and to relocate and replace an above-market lease with a substantially more economical lease.  Management had cancelled the security deposit and recorded the balance of $56,464 as rent expense during the first quarter of 2009.

On February 20, 2009, Dare Wheel Manufacturing Co., Ltd. (the “Plaintiff”), one of the Company’s major vendor in China, filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for open book account, account stated, and goods, wares and merchandise, seeking damages of $716,899.50, with interest thereon at the rate of ten percent (10%) per annum from March 10, 2008.  The Company disputes Plaintiff’s entitlement to amounts claimed and has instructed the Company’s legal counsel to contest the action, while pursuing opportunities for reasonable settlement.  The Company filed an answer on March 19, 2009, asserting the following affirmative defenses:

1.	Plaintiff’s complaint fails to state a cause of action.
2.	Plaintiff is not qualified to do business in California.
3.	Plaintiff is not the real party in interest.
4.	Plaintiff lacks standing to prosecute this action.
5.	Plaintiff’s claims are barred by the applicable statutes of limitation.
6.	Plaintiff’s claims are barred by the doctrine of waiver.
7.	Plaintiff’s claims are barred by the doctrine of estoppel.
8.	The court lacks subject matter jurisdiction.
9.	Plaintiff’s exclusive remedy is arbitration before the China International Economic and Trade Arbitration Commission in accordance with the provisions of said Commission.

F-13

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

10.	Plaintiff delivered nonconforming goods.
11.	Plaintiff failed to mitigate its damages.
12.	Defendant has suffered damages by reason of Plaintiff’s conduct, which it entitled to offset against damages claimed by Plaintiff in this action.

The Company believes it has a complete defense to this claim based on affirmative defense number 9.  This office will be moving to dismiss or for summary judgment based on such defense

NOTE 14 – INCOME TAXES

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.  Due to the restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the Company’s net operating loss carryforwards will likely be limited as a result of cumulative changes in stock ownership.  As such, the Company recorded a 100% valuation allowance against its net deferred tax assets as of March 31, 2009 and December 31, 2008.

F-14

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On January 8, 2008, the Company appointed Weinberg & Company, PA (“Weinberg”) as the Company’s independent auditors for the fiscal years ending December 31, 2007 and 2006.

On October 15, 2008, the Board of Directors (the "Board") of the Company dismissed Weinberg as the Company’s independent registered public accounting firm.  The Company’s Board of Directors participated in and approved the decision to change our independent registered public accounting firm.

Weinberg's reports on our financial statements for fiscal years 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern modification.

During the Company’s most recent two (2) fiscal years and the subsequent interim period through October 15, 2008, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with Weinberg’s opinion to the subject matter of the disagreement.

During the Company’s most recent two (2) fiscal years and the subsequent interim period through October 15, 2008, there had been no reportable events with the Company as set forth in Item 304(a)(i)(v) of Regulation S-K.

The Company requested that Weinberg furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter is filed as Exhibit 16.1 to this Form 10.

On October 15, 2008, the Board appointed KCCW Accountancy Corp. (“KCCW”) as the Company’s new independent registered public accounting firm. The decision to engage KCCW was approved by the Company’s Board of Directors on October 15, 2008.

During the most recent two (2) fiscal years and the subsequent interim period through October 15, 2008, the Company did not consult with KCCW regarding (1) the application of accounting principles to a specified transaction, (2) the type of audit opinion that might be rendered on the Company’s financial statements, or (3) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

ITEM 15 EXHIBITS

Exhibit
Number	Description

3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
10.1	Auto loan agreement in January 2006
10.2	Revolving credit agreement with Citibank in March 2006
10.3	Revolving credit agreement with East West Bank in April 2007
10.4	Revolving credit agreement with Bank of America in February 2008
10.5	Sublease Agreement with Zonet USA Corporation
10.6	Promissory Notes
16.1	A letter dated June 4, 2009 from Weinberg & Company, PA

(1) Incorporated by reference to Form 10 filed on January 15, 2009.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 4, 2009	MIZATI LUXURY ALLOY WHEELS, INC.

	By:	/s/ Hazel Chu
Name: Hazel Chu
Title: CEO, CFO and President